As filed with the Securities and Exchange Commission on August 30, 2005  Registration No. 333-________

SECURITIES AND EXCHANGE COMMISSION
WASHINTON, D.C. 20549

FORM S-4
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

EQUITEX, INC.
(Exact name of registrant as specified in its charter)

Delaware	6162	84-0905189
(State of incorporation)	(Primary SIC Code Number)	(I.R.S. Employer Identification No.)
7315 EAST PEAKVIEW AVENUE ENGLEWOOD, COLORADO 80111 (303) 796-8940

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

HENRY FONG, PRESIDENT, TREASURER AND CHIEF FINANCIAL OFFICER
7315 EAST PEAKVIEW AVENUE
ENGLEWOOD, COLORADO 80111
Telephone: (303) 796-8940

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies of communication, including all communication sent to the agent for service, should be sent to:

William M. Mower, Esq.
Paul D. Chestovich, Esq.
Maslon Edelman Borman & Brand, LLP
3300 Wells Fargo Center, 90 South 7th Street
Minneapolis, Minnesota 55402
Telephone: (612) 672-8200

Approximate date of commencement of proposed sale to public: from time to time after this registration statement becomes effective.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box: ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration number of the earliest effective registration statement for the same offering: ☐

CALCULATION OF REGISTRATION FEE
Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Security (1)	Proposed Maximum Aggregate Offering Price (1)	Amount of Registration Fee
Class C Redeemable Warrants (2)	3,046,038	$0 (3)	$0	$0
Class D Redeemable Warrants (2)	3,046,038	$0 (3)	$0	$0
Common stock, $.01 par value per share (4)	6,092,076	$4.5975 (5)	$27,962,629	$3,292

(1)	Estimated in accordance with Rule 457 solely for the purpose of calculation of the registration fee. See notes (3) and (5) below.
(2)	Warrants are being offered in exchange for outstanding Class A Redeemable Warrants and Class B Redeemable Warrants issued as a dividend to stockholders of record on February 7, 2005.
(3)	Estimated in accordance with Rule 457 solely for the purpose of calculation of the registration fee, pursuant to Rule 457(c).
(4)	Common stock issuable upon exercise of Class C Redeemable Warrants and Class D Redeemable Warrants.
(5)
Estimated in accordance with Rule 457 solely for the purpose of calculation of the registration fee, and based on the weighted-average exercise price of the Common Stock Class C Redeemable Warrants and Common Stock Class D Redeemable Warrants pursuant to Rule 457(g).

The registrant hereby amends this registration statement on such dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is incomplete and may be changed. Securities included in the registration statement of which this prospectus is a part may not be exchanged, offered or sold until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to exchange or sell these securities and it is not soliciting an offer to exchange or buy these securities in any state where the exchange, offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED AUGUST 30, 2005

EQUITEX, INC.

PROSPECTUS FOR

The Offer to Exchange
All of our outstanding Common Stock Class A Redeemable Warrants and
Common Stock Class B Redeemable Warrants
for
Common Stock Class C Redeemable Warrants and
Common Stock Class D Redeemable Warrants

AND FOR

6,092,076 shares of common stock issuable upon exercise of
Class C Redeemable Warrants and Class D Redeemable Warrants

We, Equitex, Inc., a Delaware corporation, are offering to exchange all of our outstanding Common Stock Class A Redeemable Warrants (“Class A” warrants) and Common Stock Class B Redeemable Warrants (“Class B” warrants) issued to our stockholders of record on February 7, 2005 as a dividend, for an equal number of our Class C Redeemable Warrants (“Class C” warrants) and Class D Redeemable Warrants (“Class D” warrants), respectively. To participate in the exchange, Class A and Class B warrants (collectively referred to as the “old warrants”) must be properly tendered on the terms set forth in this prospectus prior to the expiration of the exchange offer. The exchange offer will expire at 5:00 p.m., Mountain Time, on November 30, 2005, unless we extend it. We will announce any extensions by press release or other permitted means no later than 11:00 a.m., Mountain Time, on November 30, 2005. You may withdraw any tendered old warrants until the expiration of the exchange offer.

An aggregate of up to 6,092,076 of old warrants may be exchanged in the exchange offering. See “The Exchange Offer—Procedures for Exchange” for how to tender your old warrants. The terms of the Class C warrants and Class D warrants (collectively referred to as the “new warrants”) are substantially identical to the terms of the Class A warrants and Class B warrants, respectively. See page 7 for a summary of the terms of new warrants, including a comparison to the terms of the old warrants. Upon their issuance, the new warrants will not be listed on any national securities exchange, automated quotation system or over-the-counter market. We do not believe that the exchange of warrants in the exchange offering will be a taxable event for U.S. federal income tax purposes.

Our board of directors recommends that you exchange your old warrants for new warrants.

In addition to the exchange offer and the issuance of new warrants, the registration statement of which this prospectus is a part also registers the exercise of all new warrants such that the common stock issuable upon exercise of the new warrants will be issued in transactions registered under the Securities Act. Our common stock is traded on the Nasdaq SmallCap Market under the symbol “EQTX.” On August 23, 2005, the closing price for our common stock on such automated quotation system was $5.04 per share.

This prospectus describes the exchange offer in detail and we urge you to read it carefully. For a discussion of factors that you should consider before you decide to participate in the exchange offer, as well as factors you should consider before exercising our Class C and Class D warrants and thereby purchasing our common stock, see “Risk Factors” beginning on page 14.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is ___________, 2005

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission. This prospectus incorporates important business and financial information about us that is not included in or delivered with this prospectus. The registration statement containing this prospectus, including the exhibits to the registration statement, and other information incorporated into this prospectus by reference is available without charge to holders of the old warrants upon request to Equitex, Inc., 7315 East Peakview Avenue, Engelwood, Colorado 80111, Attention: Investor Relations; or telephoning us at (303) 796-8940. To obtain timely delivery with respect to informational requests about the exchange offer, warrantholders must request information no later than November 23, 2005.

You should rely only on the information contained in this document or to which we have referred you. We have not authorized anyone to provide you with information that is different. This document may only be used where it is legal to engage in the transactions with respect to the securities that are registered under the Securities Act. The information in this document may only be accurate on the date of this document. Our business, financial condition or results of operations may have changed since that date.

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WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and special reports, proxy statements and other information with the SEC. The reports, proxy statements and other information that we file electronically with the SEC are available to the public free of charge at the SEC’s website at www.sec.gov. You may also read and copy any document we file with the SEC, at prescribed rates, at the SEC’s Public Reference Room at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of its Public Reference Room. Our most current SEC filings, such as our annual, quarterly and current reports, proxy statements and press releases are available to the public free of charge on our website at www.equitex.net. Our website is not intended to be, and is not, a part of this prospectus. We will provide electronic or paper copies of our SEC filings to any stockholder free of charge upon receipt of a written request for any such filing. All requests for our SEC filings should be sent to the attention of Investor Relations at Equitex, Inc., 7315 East Peakview Avenue, Englewood, Colorado 80111.

We “incorporate by reference” into this prospectus the information we file with the SEC, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus. In addition to any filings we make with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 after the initial filing of the registration statement that contains this prospectus and before the termination of the exchange offer and offering of our common stock pursuant to this prospectus, we incorporate by reference the documents listed below:

▪	Annual report on Form 10-K for the year ended December 31, 2004 (including information specifically incorporated by reference into our Form 10-K), as filed on April 15, 2005;

▪	Quarterly report on Form 10-Q for the quarter ended March 31, 2005, as filed on May 19, 2005;

▪	Quarterly report on Form 10-Q for the quarter ended June 30, 2005, as filed on August 22, 2005; and

▪	Current reports on Form 8-K filed on July 28, 2005, July 27, 2005, July 12, 2005, July 7, 2005, March 18, 2005, February 11, 2005 and February 1, 2005.

The information about us that is contained in this prospectus is not comprehensive and you should also read the information in the documents incorporated by reference into this prospectus. Information that we file later with the SEC and that is incorporated by reference into this prospectus will automatically update and supersede information in this prospectus. As noted above, information incorporated into this prospectus by reference is available without charge to holders of the old warrants upon request to Equitex, Inc., 7315 East Peakview Avenue, Englewood, Colorado 80111, Attention: Investor Relations; or telephoning us at (303) 796-8940. To obtain timely delivery with respect to informational requests about the exchange offer, warrantholders must request information no later than November 23, 2005.

Pursuant to applicable SEC rules, we are delivering together with this prospectus copies of our most recent annual report on Form 10-K (for the year ended December 31, 2005 and filed on April 15, 2005) and quarterly report on Form 10-Q (for the three-month period ended June 30, 2005 and filed on August 22, 2005).

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CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus, including the documents that are and will be incorporated by reference into this prospectus, contain forward-looking statements regarding our plans, expectations, estimates and beliefs. Forward-looking statements in this prospectus are typically identified by words such as “believes,”  “anticipates,”  “estimates,”  “expects,”  “intends,”  “will,”  “may” and other similar words. These forward-looking statements may include, among other things, projections of our future financial performance, our anticipated growth and anticipated trends in our businesses. These statements reflect our current expectations or beliefs which are subject to risks and uncertainties that could cause actual results or events to vary from our stated expectations. Actual results and events could be material and adverse to our business, prospects and financial condition and results of operations.

Given that circumstances may change, and new risks to the business may emerge from time to time, having the potential to negatively impact our business in ways we could not anticipate at the time of making a forward-looking statement, you are cautioned not to place undue reliance on these statements. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Important factors that could cause our results to differ include those identified in this prospectus and in any applicable prospectus supplement under the section entitled “Risk Factors,” those discussed in our Annual Report on Form 10-K for the fiscal year ended December 31, 2004, and similar sections in the other documents incorporated into this prospectus by reference. We encourage you to read these sections and documents carefully.

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PROSPECTUS SUMMARY

This summary highlights certain information found in greater detail elsewhere in this prospectus. This summary may not contain all of the information that may be important to you. We urge you to read this entire prospectus carefully, specifically including the risks of participating in the exchange offer and investing in our common stock discussed under “Risk Factors,” and the financial statements and other information that is incorporated by reference into this prospectus, before you make an investment decision with respect to exchange offer or the exercise of Class C and Class D warrants. In addition, this prospectus summarizes other documents which we urge you to read. All references in this prospectus to “Equitex,”  “we,”  “us,”  “our” or “our company” refer to Equitex, Inc. and our consolidated subsidiaries.

The Company

Equitex, Inc. was organized under the laws of the State of Delaware in 1983. From 1984 until January 4, 1999, we were a business-development company, a form of closed-end, non-diversified investment company, subject to the applicable provisions of the Investment Company Act of 1940. A business-development company generally must maintain 70% of its assets in new, financially troubled or otherwise qualified companies, known as investee companies, and offer significant managerial assistance to such investee companies. We primarily were engaged in the business of investing in and providing managerial assistance to developing companies that, in our opinion, had a significant potential for growth. On April 3, 1998, our stockholders authorized us to change the nature of our business and withdraw our election as a business-development company. Our withdrawal became effective on January 4, 1999. Effective December 1, 2001, we acquired all the outstanding common stock of Chex Services, Inc. in exchange for 1,992,001 shares of our common stock then valued at $10,119,000. Chex Services provides comprehensive cash-access services to casinos and other gaming establishments.

In August 2002, we formed a new majority-owned Delaware subsidiary, Denaris Corporation, to pursue opportunities in stored-value card operations. In return for assigning our rights to certain notes receivable and the opportunity to acquire certain technological and other information from our subsidiary Key Financial Systems, Denaris delivered to Equitex a $250,000 promissory note and 5,000,000 shares of Denaris common stock. As of August 22, 2005, Denaris had 6,510,000 shares of common stock outstanding. Accordingly, we own approximately 77% of the outstanding common stock of Denaris.

On April 14, 2004, Chex Services entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Seven Ventures, Inc., a publicly traded Nevada corporation, and Seven Ventures Newco, Inc., a Minnesota corporation and wholly owned subsidiary of Seven Ventures. When the Merger Agreement was entered into, Seven Ventures had no business operations. On June 7, 2004, the merger transaction was consummated. In the merger, Seven Ventures Newco, Inc. merged with and into Chex Services, with Chex Services surviving as the wholly owned operating subsidiary of Seven Ventures. At the effective time of the merger, we exchanged 100% of our equity ownership in Chex Services for 7,700,000 shares of common stock of Seven Ventures, which represented approximately 93% of the then-outstanding shares of Seven Ventures common stock. On June 29, 2004, Seven Ventures changed its name to “FastFunds Financial Corporation.” As of August 12, 2005, FastFunds had 10,513,672 shares of common stock outstanding. Accordingly, we own approximately 73% of the outstanding common stock of FastFunds. In June 2005, our board of directors authorized us to begin to monetize the shares of FastFunds common stock that we hold and investigate other business opportunities to pursue with the proceeds.

In May 2005, we entered into an agreement to acquire 100% of Digitel Network Corporation and National Business Communications, Inc. and their various subsidiaries (collectively referred to as the “Digitel Companies”), all based in Clearwater, Florida. The Digitel Companies design, develop and market stored-value card programs as well as personal voicemail products through call center operations. Finalization of this transaction is subject to completion of the schedules, exhibits and related contracts to the agreement, board of director approval, negotiation of certain promissory notes, completion and acceptance of audited financial statements for the Digitel Companies, and any applicable stockholder approvals. Currently, the purchase price under the terms of the to-be-finalized agreement is $9 million; with a $5 million cash payment due at closing together with two $2 million promissory notes. Nevertheless, we cannot assure you that a definitive agreement will ever be executed or any acquisition consummated.

On July 6, 2005, we entered into an agreement in principle with Hydrogen Power, Inc., a Delaware corporation, for us to acquire a perpetual and exclusive license to exploit certain intellectual-property rights in the United States, and to receive options to acquire additional exclusive license rights for the exploitation of certain intellectual-property rights in South America and Mexico, and non-exclusive license rights for the exploitation of such rights in Canada, among other rights. Under the agreement in principle, we are to pay Hydrogen Power cash consideration totaling $3 million (the first $1 million of which was paid in July 2005) and issue them a number of shares of our common stock equal to 40% of our outstanding common stock on a pre-issuance basis. The stock issuance to Hydrogen Power will be subject to the approval of our stockholders. Currently, we are in the process of negotiating definitive agreements with Hydrogen Power.

As a holding company, from time to time we evaluate opportunities for strategic investments or acquisitions that would complement our current services and products, or otherwise offer growth opportunities. Equitex, Inc. maintains its principal office at 7315 East Peakview Avenue, Englewood, Colorado 80111. You can reach us by telephone at (303) 796-8940.

The Exchange Offer

The registration statement of which this prospectus is a part registers our offer to exchange and our exchange all of our outstanding Class A and Class B warrants for new Class C and Class D warrants. We are engaging in the exchange offer for the reasons summarized below.

On February 8, 2005, we began a dividend distribution of an aggregate of 3,046,038 Class A warrants and 3,046,038 Class B warrants to purchase an equivalent number of shares of our common stock. This dividend distribution was made to our stockholders of record on February 7, 2005.

The Class A warrants are exercisable at a price of $3.06 per share until February 7, 2010 and are redeemable at the price of $0.0001 per purchasable share (subject to a minimum redemption price for all of any holder’s warrants of $0.01) if the market price of our common stock closes above $7.02 for 15 consecutive trading days at any time prior to their expiration. The Class B warrants are exercisable at $6.12 per share until February 7, 2010 and are redeemable at the price of $0.0001 per purchasable share (subject to a minimum redemption price for all of any holder’s warrants of $0.01) if the market price of our common stock closes above $9.00 for 15 consecutive trading days at any time prior to their expiration. In connection with our distribution of these old warrants, we entered into a Warrant Agreement (the “Old Warrant Agreement”) with Corporate Stock Transfer, Inc., our transfer agent and registrar for the Class A and Class B warrants, governing the terms and conditions under which such old warrants may be exercised. Under the Old Warrant Agreement, neither the Class A nor Class B warrants can be exercised until a registration statement covering their exercise has been declared effective.

We are undertaking the exchange offer because of our disagreement with the staff of the Securities and Exchange Commission about whether our distribution of the old warrants constituted an offer of our common stock in violation of Section 5 of the Securities Act. In April 2005, we filed a registration statement with the Securities and Exchange Commission seeking to register the exercise of the old warrants such that the common stock purchasable thereunder would be issued in transactions registered under the Securities Act. In a limited review by Commission staff, we were asked to explain how our distribution of the old warrants did not constitute a simultaneous unregistered and non-exempt offer of the common stock purchasable under such warrants, and to distinguish our transaction from existing staff interpretations of the Securities Act and regulations thereunder. An unregistered and non-exempt offer of securities constitutes a violation of Section 5 of the Securities Act.

In the context of a derivative security (such as warrants), the Securities Act states that an “offer” to purchase the underlying security does not occur upon the issuance of the derivative security if the derivative security cannot be exercised “until some future date.” In published interpretive guidance, the staff has taken the position that when derivative securities (such as warrants) are exercisable within one year of their issuance, the securities issuable upon exercise or conversion are deemed to be “offered,” within the meaning of the Securities Act, immediately upon such issuance. In other words, the Commission staff has taken the position that the term “until some future date” in the Securities Act requires the lapse of at least one full year. The “offer” of any securities under this interpretation must be registered or exempt as of the date of the deemed offer.

In correspondence and conversations with the staff, we argued that the old warrants were not, by their terms, exercisable until some future date and thus there was no immediate “offer” of the underlying common stock as that term is defined in the law. We also distinguished our dividend of the old warrants from existing interpretive factual patterns primarily on the grounds that the dividend did not involve any consideration or initial investment decision by our stockholders, whereas the fact patterns upon which existing interpretations are based involve initial investment decisions and transactions for value. Nevertheless, the Commission staff disagreed with our position and refused to declare our registration statement effective. As a result, we will be unable to obtain the effectiveness of any registration statement relative to the common stock that would be issuable under the old warrants. This renders the old warrants valueless since, by their terms, they can never be exercised without such a registration.

We do not believe that our dividend of the old warrants constituted an offer of our common stock in violation of the Securities Act. But because we are unable to obtain the effectiveness of a registration statement without the agreement of the Commission staff, and because we wish to deliver meaningful warrants to our stockholders, we have determined to offer new warrants in exchange for the old warrants. This exchange offer will take place pursuant to an effective registration statement filed with the Commission. As a result of our decision to engage in a registered exchange offer, we will not pursue any registration relative to the common stock issuable under the old warrants. This means that the old warrants will never be exercisable under their terms. Therefore, if you wish to have rights to purchase shares of our common stock, you are encouraged to tender your old warrants in the exchange offer and receive our new warrants. Accordingly, our board of directors has recommended that holders of our old warrants participate in the exchange offer.

The following summary contains basic information about the material terms of exchange offer. It does not contain all the information that may be important to you. For a more complete description, please see “The Exchange Offer.”

Exchange Offer	We are offering to exchange:
	•	our outstanding Class A Redeemable Warrants for our new Class C Redeemable Warrants on a one-for-one basis; and

•	our outstanding Class B Redeemable Warrants for our new Class D Redeemable Warrants on a one-for-one basis.

Conditions to Exchange Offer	The exchange offer is subject to certain customary conditions. See “The Exchange Offer—Conditions.”
Expiration Date
The exchange offer will expire at 5:00 p.m., Mountain Time, on November 30, 2005, which date we refer to as the “expiration date,” unless extended or earlier terminated by us. We may extend the expiration date in our discretion. If we decide to extend it, we will announce any extensions by press release or other permitted means no later than 11:00 a.m., Mountain Time, on the business day after the scheduled expiration date.

Procedures for Tendering Old Warrants	If the old warrants you wish to exchange are registered in your name, then:
• you must complete, sign and date the letter of transmittal and deliver it, together with any other required documentation, to Corporate Stock Transfer, as exchange agent, at the address specified on the cover page of the letter of transmittal.

If the old warrants you wish to exchange are in registered in the name of a broker, dealer or other nominee, then:

•	you must contact the broker, dealer, commercial bank, trust company or other nominee in whose name your old warrants are registered and instruct it to tender your old warrants on your behalf. The letter of transmittal contains information about how to instruct your broker to tender the old warrants on your behalf.

Questions regarding the procedures for exchange should be directed to our exchange agent whose contact information can be found below.

Withdrawal of Tenders
You may withdraw your tender of old warrants at any time prior to the expiration date by delivering a written notice of withdrawal to Corporate Stock Transfer, our exchange agent, before the expiration date. If you change your mind, you may re-tender your old warrants by again following the exchange offer procedures before the exchange offer expires.

Acceptance of Old Warrants; Delivery of New Warrants
If all the conditions to the exchange offer are satisfied or waived prior to the expiration date, we will accept all properly tendered old warrants and will issue the new warrants promptly after the expiration date. Our written notice of acceptance to the exchange agent will be considered our acceptance of tendered old warrants.

We will issue new warrants only after our exchange agent has received, (i) from registered holders of certificates representing old warrants, a properly completed and executed letter of transmittal together with their warrant certificate, or (ii) from registered holders of uncertificated warrants, a timely book-entry confirmation of transfer of old warrants into the exchange agent’s DTC account and a properly completed and executed letter of transmittal.

Fees and Expenses
We estimate that the total fees and expenses of the exchange offer will be approximately $3,500, including fees resulting from our decision to bear the cost of replacing currently existing certificates for old warrants that are exchanged in the exchange offer. See “The New Warrants—Book-Entry; Issuance of Certificates” below.

Use of Proceeds
We will not receive any proceeds from the exchange offer or the issuance of the new warrants. We may, however, receive proceeds upon exercises of the new warrants. If all 6,092,076 new warrants are issued and exercised, we would receive gross proceeds of $27,962,629.

Consequences of Failure to Exchange Warrants
If you do not exchange your outstanding Class A and Class B warrants, you will never be able to exercise those warrants since we do not intend to pursue the registration statement necessary to permit their exercise. In addition, you will never be able to resell or offer to resell the old warrants except under an applicable exemption from registration requirements, or in a transaction not subject to the Securities Act. Furthermore, it is unlikely that any market for the old warrants will ever develop since, by their terms, they will never become exercisable.

U.S. Federal Income Tax Considerations
Your acceptance of the exchange offer and the exchange of your old warrants for new warrants will not be taxable for U.S. federal income tax purposes. See “Material United States Federal Income Tax Considerations.”

Exchange Agent
We have appointed Corporate Stock Transfer, Inc. as our exchange agent for the exchange offer. You should direct questions and requests for assistance, and requests for additional copies of this prospectus and letters of transmittal, to the exchange agent.

The exchange agent may be contacted as follows:

Corporate Stock Transfer, Inc.
3200 Cherry Creek Drive South, Suite 430
Denver, Colorado 80209
Telephone: (303) 282-4800

Amendment of Exchange Offer
We reserve the right to modify the terms of the exchange offer, provided that we will comply with applicable laws that may require us to extend the period during which securities may be tendered or withdrawn as a result of changes in the terms of or information relating to the exchange offer.

No Proxy Solicitation; No Appraisal Rights
No vote of our security holders is required under applicable law to effect the exchange offer and no such vote (or proxy therefor) is being sought by us.

Holders of the old warrants do not have any appraisal rights in connection with the exchange offer under the Delaware General Corporation Law, the governing law of the state of incorporation of Equitex.

The New Warrants

The terms of the Class C warrants are substantially identical in all material respects to the terms of the Class A warrants that they are replacing. Likewise, the terms of the Class D warrants are substantially similar in all material respects to the terms of the Class B warrants that they are replacing. In connection with the exchange offer and the issuance of the new warrants, we have entered into a new warrant agreement (the “New Warrant Agreement”) with Corporate Stock Transfer, Inc., which will serve as our transfer agent and registrar for the new warrants, our “warrant agent.” The following summary contains basic information about the new warrants and is not intended to be complete. It does not contain all of the information that is important to you. For a more complete understanding of the terms of the new warrants, please see “Description of New Warrants.”

Issuer	Equitex, Inc.
Warrants Offered	Up to 3,046,038 Common Stock Class C Redeemable Warrants, and up to 3,046,038 Common Stock Class D Redeemable Warrants.
Expiration Date	The new warrants will expire on February 7, 2010, which is the same date on which the old warrants were to expire.
Exercise Terms
Class C Warrants

Each Class C warrant gives its holder the right to purchase one share of our common stock at an exercise price of $3.06 (the same exercise price of the Class A warrants for which the Class C warrants are being exchanged), until the expiration date, upon compliance with and subject to the conditions set forth in the New Warrant Agreement, including the effectiveness of a registration statement under the Securities Act filed with the SEC covering our common stock issuable upon exercise of the such warrants.

Class D Warrants

Each Class D warrant gives its holder the right to purchase one share of our common stock at an exercise price of $6.12 (the same exercise price of the Class B warrants for which the Class D warrants are being exchanged), until the expiration date, upon compliance with and subject to the conditions set forth in the New Warrant Agreement, including the effectiveness of a registration statement under the Securities Act filed with the SEC covering our common stock issuable upon exercise of the such warrants.

Redemption Rights
Class C Warrants

We may redeem the Class C warrants at any time when the per-share closing bid price of our common stock exceeds $7.02 for a period of 15 consecutive trading days, on notice as set forth in the New Warrant Agreement, and at a redemption price equal to $.0001 per purchasable share thereunder (subject to a minimum redemption price of $.01 for all Class C warrants of any particular holder). If notice of redemption shall have been given as provided in the New Warrant Agreement and cash sufficient for the redemption deposited by us for that purpose, the exercise rights of the Class C warrants identified for redemption shall expire at the close of business on such date of redemption. These redemption provisions are identical to those of the Class A warrants for which the Class C warrants are being exchanged.

Class D Warrants

We may redeem the Class D warrants at any time when the per-share closing bid price of our common stock exceeds $9.00 for a period of 15 consecutive trading days, on notice as set forth in the New Warrant Agreement, and at a redemption price equal to $.0001 per purchasble share thereunder (subject to a minimum redemption price of $.01 for all Class D warrants of any particular holder). If notice of redemption shall have been given as provided in the New Warrant Agreement and cash sufficient for the redemption deposited by us for that purpose, the exercise rights of the Class D warrants identified for redemption shall expire at the close of business on such date of redemption. These redemption provisions are identical to those of the Class B warrants for which the Class D warrants are being exchanged.

New warrants may not be redeemed unless the shares of common stock issuable upon their exercise shall have been registered under Securities Act.

Fractional Shares
No fractional shares of our common stock will be issued upon the exercise of the new warrants. As to any final fractional share which a holder of a new warrant exercised in the same transaction would otherwise be entitled to purchase on such exercise, we shall pay a cash adjustment in lieu of any fractional share, in the manner provided in the New Warrant Agreement.

Adjustment of Exercise Price
Both the exercise price per share of common stock and the number of shares purchasable upon the exercise of the new warrants are subject to adjustment upon the occurrence of certain events specified in the New Warrant Agreement. These events and adjustments are identical to those applicable to the old warrants.

Book-Entry; Issuance of Certificates
The new warrants issued in the exchange offer will be issued in book-entry form.

Unless and until a holder of new warrants requests that his, her or its new warrants be certificated, such new warrants will remain uncertificated and will be held in book-entry form only. To obtain a certificate representing new warrants, warrantholders must return a completed and signed letter of certificate request to Corporate Stock Transfer, our warrant agent, together with a processing fee in the amount of $30. Nevertheless, holders of old warrants who have previously paid for certificates representing their old warrants will not be asked or required to pay for new certificates. Instead, we will pay the fees associated with replacing currently existing certificates.

Any certificates representing the new warrants will issued only as registered warrant certificates. Until a warrant certificate is transferred on our books, we and the warrant agent may treat the person in whose name a warrant certificate is registered as the absolute owner thereof for all purposes, notwithstanding any notice to the contrary.

Transfer of New Warrants
Until a holder of warrants obtains from our warrant agent a certificate representing new warrants, no transfers of such warrants are permitted to be recognized by us or the warrant agent under the terms of the New Warrant Agreement.

The provisions regarding transfers and certificates representing new warrants are identical to those applicable to the old warrants.

Rights of Holders of New Warrants
Holders of new warrants are not entitled, solely as holders thereof, to any of the rights of our stockholders, including without limitation the right to vote, receive dividends and other distributions, exercise any preemptive right, or receive any notice of, or attend stockholder meetings.

Warrant Agent
Corporate Stock Transfer, Inc., will serve as our warrant agent for the new warrants, pursuant to the New Warrant Agreement between Corporate Stock Transfer and Equitex entered into in connection with the exchange offer and the issuance of the new warrants.

No Listing	Upon their issuance in exchange for old warrants, the new warrants will not be listed on any securities exchange, automated quotation system or over-the-counter market.

Common Stock Issuable Under New Warrants

The registration statement of which this prospectus is a part also registers the exercise of the new warrants to be issued in the exchange offer, such that all shares of common stock issuable under the new warrants will be issued in transactions registered under the Securities Act. The effectiveness of this registration is a condition to the ability of the new warrants to be issued in the exchange and subsequently exercised. A summary of the offering of our common stock effected by our exchange offer and issuance of the new warrants is set forth in the chart below. For purposes of this chart, we have assumed that all of our old warrants will be tendered and exchanged for new warrants in the exchange offer.

Common stock offered (1)	6,092,076 shares

Common stock outstanding before offering (2)	7,181,853 shares

Common stock outstanding after offering (3)	13,273,929 shares

Nasdaq SmallCap Market symbol	EQTX

(1) Includes all 6,092,076 shares of our common stock issuable upon the exercise of our Class C and Class D warrants.

(2) Based on the number of shares of our common stock outstanding as of August 30, 2005. Does not include any shares of our common stock reserved for issuance under various stock option plans; shares of our common stock issuable upon exercise of outstanding options; shares of our common stock issuable upon conversion of certain notes payable; or shares of our common stock issuable upon exercise of outstanding warrants other than the Class C and Class D warrants.

(3)  Assumes the exercise of all Class C and Class D warrants and issuance of common stock thereunder.

Recent Developments

The following summarizes recent development regarding Equitex since the year ended December 31, 2004.

Private Placement. In a private-placement offering completed on June 30, 2005, we sold 239,500 units, each unit consisting of two shares of our common stock and one three-year warrant to purchase an additional share of our common stock at an exercise price of $5.50 per share. The purchase price per unit was $6.00, and resulted in aggregate proceeds to us of $1,596,996 from which we paid customary fees and expenses, including fees to brokers and consultants, totaling approximately $177,000. We offered and sold the securities in reliance on an exemption from federal registration under Section 4(2) of the Securities Act and Rule 506 promulgated thereunder. The Company relied on this exemption and rule based on the fact that there were only 18 investors, all of whom were accredited investors and (i) either alone or through a purchaser representative, had knowledge and experience in financial and business matters such that each was capable of evaluating the risks of the investment, and (ii) we had obtained subscription agreements from such investors indicating that they were purchasing for investment purposes only. The securities comprising the units were not registered under the Securities Act and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

Agreement with Hydrogen Power. On July 6, 2005, we entered into an Agreement in Principle (the “Agreement”) with Hydrogen Power, Inc. (“HPI”) for the acquisition of a license to exploit all of HPI’s intellectual property in the United States.

HPI has acquired, through a license, a patented technology that allows hydrogen gas to be generated on-site and on-demand without connection to an electrical grid. The HPI process can supply hydrogen at customized rates and pressures. The HPI Hydrogen Now™ patented system creates pure hydrogen from the chemistry of aluminum and any type of water. Aluminum is the third most abundant element (after oxygen and silicon) in the earth’s crust. In addition, waste or scrap aluminum may be used, the by-products can be recycled, and the process is pollution free and environmentally benign.

It is hoped that HPI technology can provide hydrogen transportation and supply solutions from small portable applications to large stationary systems. Potential future applications for the hydrogen power technology could include:

▪	On-board hydrogen generation for internal combustion engines in automobiles, boats and other applications

▪	Portable emergency power generation, recreational vehicles, and light military applications

▪	Disposable/recyclable power cells for personal electronics such as laptop computers, PDAs and cellular telephones

▪	Fixed generators for light commercial and industrial use, including refueling stations for fuel cell operated automobiles

Pursuant to a license agreement to be entered into between the parties, HPI is expected to grant us a perpetual license to exploit the subject intellectual property in the United States in exchange for our issuance to HPI, in a private placement, of common stock in an amount equal to 40% of our outstanding common stock; provided that, at the closing of the proposed license agreement, we will only be required to issue a number of shares of common stock equal to 19.99% of our outstanding common stock (before giving effect to the issuance), and will issue the remaining shares upon obtaining shareholder approval therefor. Furthermore, we have agreed to pay a $3,000,000 license fee of which $1,000,000 was paid upon the execution of the Agreement. The balance of $2,000,000 is required to be paid at the closing of the definitive license agreement.

In addition to the right to exploit HPI’s intellectual property in the United States, we expect to receive three separate options to acquire additional intellectual-property license rights for the exclusive license to South America and Central America (excluding Mexico) (the “First Option”), the exclusive license to Mexico (the “Second Option”), and the non-exclusive license to Canada, as well as the assets and liabilities of HPI (the “Third Option”). The Second will not vest unless Equitex exercises the First Option; and the Third Option will not vest unless Equitex exercise the First and Second Options.

As outlined in the Agreement, the First Option will vest 180 days after the closing and be exercisable for a period of 90 days thereafter. If we exercise the First Option, we will be required to issue HPI a number of shares of common stock equal to 40% of our then-outstanding common stock. If we exercise the First Option, the Second Option will vest 270 days after the closing and be exercisable for a period of 90 days thereafter. If we exercise the Second Option, we will be required to issue to HPI a number of shares of common stock equal to 40% of our then-outstanding common stock. If we exercise the Second Option, the Third Option will vest 360 days after the closing and be exercisable for a period of 90 days thereafter. If we exercise the Third Option, we will be required to issue to HPI a number of shares of common stock equal to 40% of our then-outstanding common stock.

We expect that the definitive license agreement will be subject to the fulfillment of customary conditions, board and, to the extent required, shareholder approvals, and the receipt of any required third-party consents.

Settlement of Litigation with iGames Entertainment. Effective July 21, 2005, we, together with Chex Services, the wholly owned operating subsidiary of our majority-owned subsidiary FastFunds Financial Corporation, and Money Centers of America, Inc. (f/k/a iGames Entertainment, Inc.) entered into a Settlement Agreement and Mutual Release (the “Settlement Agreement”) pursuant to which the parties agreed to resolve all pending litigation between them and release all claims related to such litigation. The subject litigation is described in the registrant's 8-K, filed April 1, 2004. No party to the Settlement Agreement admitted any wrongdoing or liability related to the litigation. The litigation was dismissed with prejudice by the court on July 22, 2005.

Under the Settlement Agreement, Money Centers agreed to pay Chex Services $500,000 within 60 days of July 21, 2005. To secure its obligations under the Settlement Agreement, Money Centers entered into a Security Agreement with Chex Services and Equitex pursuant to which Money Centers granted Chex Services and Equitex a junior security interest in substantially all of the assets of Money Centers. In addition, Money Centers agreed to deliver to FastFunds Finanial Corporation a contingent warrant to purchase up to 500,000 shares of common stock of Money Centers at a purchase price of $0.50 per share. The warrant is not exercisable until Money Centers shall have achieved $1,000,000 in net income during a fiscal year.

Equitex, Chex Services and FastFunds are parties to an Indemnification Agreement dated April 14, 2004 (the “Indemnification Agreement”), pursuant to which Equitex agreed to indemnify Chex Services and FastFunds from all losses resulting from the litigation that was the subject of the Settlement Agreement. We are currently involved in discussions with both Chex Services and FastFunds about the manner in which we will satisfy our obligations under the Indemnification Agreement that have arisen by virtue of the settlement.

Exchange of Preferred Stock. On July 22, 2005, we filed with the Delaware Secretary of State our Certificate of Designations of Rights and Preferences of the Series K 6% Convertible Preferred Stock, pursuant to which we designated a new class of preferred stock, Series K preferred stock, and defined the rights and preferences thereof. The holders of the Series K preferred stock will be entitled to receive dividend rights and conversion rights, and a liquidation preference to all junior securities, including the common stock. Except as required by law, the holders of the Series K preferred stock will not have voting rights.

We are authorized us to issue up to 3,100 shares of Series K preferred stock, 3,055 of which was issued on August 25, 2005 in exchange for all of our previously outstanding Series G preferred stock and Series I preferred stock. The Series K preferred stock has a stated value of $1,000 per share and its holders are entitled to receive dividends at 6% per annum, payable in cash or common stock at our option. The Series K preferred stock is convertible, subject to certain limitations, into our common stock at the lesser of (i) $2.75 per share, subject to adjustment as provided in the Certificate, or (ii) 65% of the market price of our common stock for the five trading days prior to conversion; provided that, in the event that, during any 20 consecutive trading days, (a) the closing bid price of our common stock is equal to or greater than $5.50 per share and (b) the average daily trading volume of our common stock is at least $100,000, the amount in clause (ii) above shall be 75% instead of 65%. Under certain circumstances, we may redeem the Series K preferred stock for cash at a redemption price equal to 135% of the stated value plus accrued dividends. We are required to redeem any outstanding Series K preferred stock on June 30, 2009.

RISK FACTORS

Before deciding to participate in the exchange offer by exchanging your old warrants for new warrants, or deciding to exercise any new warrants, you should carefully consider each of the following risk factors and all of the other information set forth in this prospectus. If any of the following risks actually occurs, our business, financial condition and results of operations could be materially and adversely affected. Factors that might cause such differences include, but are not limited to, the risk factors set forth below. The risks and uncertainties described below are not the only ones we face.

RISKS ASSOCIATED WITH OUR HISTORY:

We had a net loss in 2002, 2003 and 2004, as well as the six-month period ended June 30, 2005, and there is no assurance we will be profitable in 2005.

We incurred a net loss of approximately $7.5 million (a net loss applicable to common stockholders of approximately $7.7 million) for the year ended December 31, 2004 as compared to a net loss of approximately $4.6 million (a net loss applicable to common stockholders of approximately $5.2 million) for the year ended December 31, 2003, and a net loss of approximately $4.3 million (a net loss applicable to common stockholders of approximately $4.4 million) for the year ended December 31, 2002. In addition, we recorded a net loss of approximately $5.7 million (a net loss applicable to common stockholders of approximately $5.8 million) for the six months ended June 30, 2005. We anticipate further losses in the remaining quarters of 2005, and therefore it is probable that we will have a net loss for the year ending December 31, 2005.

We may incur significant expense as a result of our settlement of legal actions with iGames Entertainment relating to our prior attempt to cause Chex Services, Inc. to enter into a merger transaction with that company.

Prior to our sale of Chex Services, Inc. to Seven Ventures, Inc. (of which we hold approximately 73% of the outstanding common stock as of the date of this prospectus), we attempted, unsuccessfully, to enter into similar transactions with Cash Systems, Inc. and iGames Entertainment, Inc. Although we were entered into definitive agreements with both Cash Systems and iGames, we were unable to consummate transactions with either company.

We became involved in litigation arising in connection with the failures to consummate transactions with Cash Systems and iGames. The litigation with Cash Systems has been settled and is more fully described in our Annual Report on Form 10-K for the year ended December 31, 2004 which was filed with the SEC on April 15, 2005. The litigation with iGames was settled on July 21, 2005 pursuant to a settlement agreement among Equitex, iGames and Chex Services. The material terms of this settlement is more fully described in our Current Report on Form 8-K filed with the SEC on July 27, 2005.

In addition, we are involved in other litigation as described in our reports filed with the SEC.

RISKS ASSOCIATED WITH OUR COMMON STOCK:

We may be unable to maintain our listing on The Nasdaq SmallCap Market, which failure could limit the ability of our stockholders to sell our common stock at prices and at times they believe appropriate.

Our common stock is currently traded on The Nasdaq SmallCap Market. In the past, however, we have received several letters from Nasdaq notifying us of failures to comply with Nasdaq’s continued listing requirements. Such letters were received in January 2005 and July 2004, and related to the failure of our common stock to maintain the minimum bid price of $1.00 per share that is required for continued listing. In each case, we ultimately regained compliance with the minimum bid price requirement.

Despite our renewed and current compliance with applicable Nasdaq listing criteria, we can provide no assurance that our common stock may not fall below the $1.00 per share required for continued listing at some time in the future. If for any reason our common stock is delisted from The Nasdaq SmallCap Market, our common stock would likely be quoted on either the electronic bulletin board or on the pink sheets. Securities quoted on the over-the-counter bulletin board and pink sheets are only rarely covered by securities analysts. In addition, these quotation and trading systems generally involve a slower flow of bid, ask and sales information and fewer market making broker-dealers, which factors typically result in lower prices for quoted securities. As a result, the delisting of our common stock from The Nasdaq SmallCap Stock Market would could make it more difficult for our stockholders to sell their shares of our common stock at times and at prices they believe appropriate.

The conversion of outstanding preferred stock and the exercise of options and warrants, including the new warrants offered in the exchange offer, at prices below the market price of our common stock could cause a decrease in the market price of our common stock.

On August 25, 2005, we issued 3,055 shares of Series K preferred stock in exchange for all of our previously outstanding Series G preferred stock and Series I preferred stock (for which there were approximately $3,055,000 in redemption costs plus unpaid dividends). The conversion of our outstanding preferred stock into a maximum of 1,068,182 shares of our common stock at currently applicable average conversion prices of $2.86 per common share, and the exercise of options and warrants, including the new warrants offered in the exchange offer, into a maximum of 7,467,879 shares of our common stock at the currently applicable weighted-average exercise price of approximately $5.13 per common share, may be below the market price of our common stock at the time such securities are exercised and converted.

Depending on the market price of our common stock at the time of the conversion or exercise of these convertible securities, any issuance of common stock upon conversion or exercise at then-below-market prices may cause a decrease in the market price of our common stock.

Our stockholders may experience significant dilution upon the conversion of our outstanding preferred stock.

Our common stockholders may experience dilution from the conversion of our Series K preferred stock into approximately 1,165,041 shares of our common stock, representing approximately 16% of our currently outstanding common stock. The conversion price of our Series K preferred stock is the lesser of $2.75 or 65% of the market price of our common stock for the five trading days prior to conversion, subject to certain adjustments. This conversion feature allows holders of the preferred stock to purchase an increasing number of common shares as a result of decreasing market prices of our common stock. Nevertheless, the terms of our certificate of designation for Series K preferred stock and applicable Nasdaq Stock Market Marketplace Rules prevent us from issuing more than 1,368,300 shares of our common stock upon conversion of our Series K preferred stock.

Since we cannot know the conversion price of the Series K preferred stock until notice of conversion has been provided by a holder, we cannot currently determine how many shares of common stock we will actually issue upon conversion of the preferred stock. The following table sets forth, for illustrative purposes only, the effect of increasing and decreasing stock prices on the conversion price per share and number of shares issuable upon conversion of the Series K preferred stock, based on the closing market price of our common stock ($5.01) on August 22, 2005.

Price per share of common stock	Conversion price of Series K preferred stock (1)	Aggregate number of shares of common stock convertible from all Series K preferred stock (2)	Percentage of outstanding common stock (3) (4)
$5.01	$2.75	1,127,273	13.6%
$3.76 (5)	$2.44	1,269,256	15.0%
$2.51 (6)	$1.63	1,903,885 (3)	21.0%
$6.26 (7)	$2.75	1,127,273	13.6%
$7.52 (8)	$2.75	1,127,273	13.6%

(1)  The conversion price is 65% of the market price of our common stock if the market price per share is less than $5.50, and 75% of the market price of our common stock if the market price is more than 5.50 (and certain other conditions related to trading volume are met), provided, however, that the conversion price cannot be higher than $2.75 per share.

(2)  Assumes that all 3,100 shares of Series K preferred stock authorized for issuance have been issued, having an aggregate stated value of $3,100,000.

(3) The certificate of designation for the Series K preferred stock and applicable Nasdaq Stock Market Marketplace Rules prevent us from issuing more than 1,368,300 shares of our common stock upon conversion of our Series K preferred stock without the approval of our stockholders.

(4) Based upon 7,181,853 shares of our common stock outstanding as of August 22, 2005.

(5) Reflects a 25% reduction from the average closing price of $5.01.

(6)  Reflects a 50% reduction from the average closing price of $5.01.

(7) Reflects a 25% increase from the average closing price of $5.01.

(8) Reflects a 50% increase from the average closing price of $5.01.

RISKS RELATED TO THE BUSINESS OF OUR MAJORITY-OWNED SUBSIDIARY FASTFUNDS FINANCIAL CORPORATION:

FastFunds incurred a net loss in 2004 and 2003, as well as a net loss for the six months ended June 30, 2005, and there is no assurance they will be profitable in 2005.

For the year ended December 31, 2004, FastFunds incurred a net loss of approximately $4.8 million. Furthermore, as a wholly owned subsidiary of Equitex prior to the Merger, Chex Services (the current operating subsidiary of FastFunds) incurred a net loss of approximately $505,000 for the year ended December 31, 2003. In addition, FastFunds recorded a net loss of $2.51 million for the six months ended June 30, 2005. We currently anticipate that further losses will occur during 2005, and therefore it is probable that FastFunds will have a net loss for the year ending December 31, 2005.

The potential for losses related to returned checks is significant, and if such losses materialize they could materially and adversely affect the financial performance and operations of FastFunds.

Chex Services transacted approximately $213 million in check-cashing volume during 2004 and approximately $110 million in the first six months of 2005. Chex Services charges operations for potential losses on returned checks in the period such checks are cashed, since ultimate collection of these items is uncertain. Recoveries on returned checks are credited in the period when the recovery is received. Chex Services employs a full-time collections specialist and has systems in place to mitigate the amount of returned checks. Nevertheless, the potential for losses on returned checks is significant and actual losses could have a material negative impact on FastFunds’ financial condition and results of operations in any given period.

For its revenues, the business of Chex Services is highly dependent on check cashing, credit/debit card cash advances and ATM fees, any or all of which could be limited by state or federal regulation.

Chex Services’ revenues are mainly composed of fees charged to its customers for check cashing, credit card and ATM transactions. If federal or state authorities were to limit or ban fees charged for any or all of these services, Chex Services would suffer a significant decline in revenues that would have a material adverse effect on FastFunds’ business, growth, financial condition and results of operations. Moreover, neither we nor FastFunds has any control over regulations that may be imposed by federal or state authorities.

Chex Services’ business is subject to regulation by various tribal entities and related governmental agencies.

A majority of locations where Chex Services offers its services are on tribal lands. Chex Services is licensed at many of the locations where it operates by the local tribal authority and/or various state licensing organizations. All of the tribes operate under various compacts negotiated with the states where they are domiciled. The Bureau of Indian Affairs, a division of the U.S. Department of Commerce, oversees the regulatory aspects of these compacts. Tribal adherence to the applicable provisions of state compacts is beyond our control and the control of FastFunds. If a tribe were found to be violating the regulations of the state compact, its locations could be closed down. Any such closures could have a material adverse effect on our business, growth, financial condition and results of operations.

To fund check-cashing operations and growth, FastFunds and Chex Services materially rely on certain notes payable which are subject to repayment on 90 days’ demand.

FastFunds and Chex Services materially rely on debenture notes issued to private investors to operate its business and to fund its growth. These debenture notes are issued as obligations of Chex Services. As of June 30, 2005, Chex Services had debenture notes payable in the aggregate amount of approximately $11,629,000. There is no assurance that FastFunds and Chex Services will continue to be able to raise the necessary funds to support future growth through similar financing transactions. These debenture notes have a one-year term, but are cancelable (and thereby subject to repayment) by either party with 90 days notice. There is no assurance that FastFunds and Chex Services will be able to replace funds in the event of the non-renewal of a note or a cancellation notice. If in the future FastFunds and Chex Services are unable to rely on the debenture notes to finance their continued operations and growth, they may be forced to seek additional means of financing operations. There can be no assurance that any form of financing will be available to FastFunds and Chex Services on terms acceptable, if at all.

Additional financing could be sought from a number of sources, including but not limited to additional sales of equity or debt securities, loans from banks, and loans from affiliates of FastFunds or Equitex, or other financial institutions. No assurance can be given, however, that FastFunds will be able to sell any securities, or obtain any such additional financing when needed, or do so on terms and conditions acceptable or favorable to FastFunds, if at all. If financing is not available, they may be forced to abandon all or a material portion of their business plans or their entire Chex Services business, discontinue preparing and filing public disclosure reports with the SEC, or dissolve. If any additional financing is obtained, our equity ownership in FastFunds will likely be diluted.

Chex Services is a guarantor of certain debt of Equitex, and FastFund’s entire ownership of Chex Services is subject to a security interest securing such obligation. Furthermore, all of the assets of Chex Services are subject to a security interest for the same debt.

In March 2004, we issued $5 million of convertible promissory notes in favor of two financial institutions. The proceeds from the promissory notes were immediately thereafter loaned to Chex Services, which was a wholly owned subsidiary of Equitex at that time. These promissory notes carry a stated interest rate of 7% per annum and have a 45-month term. From April 2004 through June 2004, only interest payments on such promissory notes were due. Beginning in July 2004, principal and interest payments began to amortize over the remaining 42-month period. The promissory notes are collateralized, among other things, by all of the assets of Chex Services, and by the single share of Chex Services common stock owned by FastFunds. Accordingly, if we default on the obligations specified under the promissory notes, and if Chex Services cannot itself cure such defaults, FastFunds’ entire business could be lost.

FastFunds’ balance sheet contains certain material promissory notes receivable and advances, the collectibility of which cannot be assured.

Included among FastFunds’ balance sheet as of June 30, 2005, are promissory notes, advances and interest receivable whose carrying value aggregate to $1,458,815. These promissory notes and advances include $500,000 due from iGames Entertainment, Inc. in accordance with the Settlement Agreement; $100,000 due from a customer of Chex Services (which is net of a reserve of $236,500 and is in the actual principal amount of $336,500); $205,000 due from Equitex 2000, Inc., an affiliate of Equitex; $485,396 due from an officer of Chex Services; and $54,213 due from various FastFunds employees. Interest receivable on all of these notes and advances is $114,206. Although FastFunds believes all of the notes will be collected, there can be no assurance that it will be able to collect any of these amounts.

There are currently outstanding convertible securities of FastFunds which, if converted or exercised, will substantially dilute our percentage ownership of FastFunds common stock.

FastFunds currently has outstanding securities convertible into or exchangeable for an aggregate of 4,141,128 shares of its common stock. In addition, the effective conversion and exercise prices for certain of these securities are significantly lower than the current market price of FastFunds’ common stock. If these securities are converted into or exchanged for FastFunds common stock, their issuance would have a substantial dilutive effect on our percentage ownership of FastFunds common stock.

Anti-dilution protections in favor of pre-Merger stockholders of and certain lenders to FastFunds may substantially dilute our percentage ownership of FastFunds common stock.

The Merger Agreement governing the Merger of Seven Ventures Newco, Inc. with and into Chex Services, Inc. and the acquisition of the Chex Services business by FastFunds contained an anti-dilution provision under which FastFunds agreed to issue additional shares of its common stock to (a) pre-Merger stockholders of FastFunds and (b) holders of certain convertible promissory notes (but only to the extent that such promissory notes become convertible in accordance with their terms), in the event FastFunds issues common stock or securities convertible into or exchangeable for common stock and whose proceeds are used to satisfy debt owed by Equitex and guaranteed by Chex (discussed above). In this regard, it is possible that additional shares of common stock will be issued pursuant to such anti-dilution protections. If such issuances occur, the dilutive effect upon our percentage ownership of FastFunds common stock would likely be substantial and material.

FastFunds’ common stock trades only in an illiquid trading market, which generally results in lower prices for their common stock.

Trading of FastFunds’ common stock is conducted on the over-the-counter bulletin board. This has an adverse effect on the liquidity of their common stock, not only in terms of the number of shares that can be bought and sold at a given price, but also through delays in the timing of transactions and the lack of security analyst and media coverage of FastFunds and its common stock. These factors may result in lower prices for FastFund’s common stock than might otherwise be obtained, and could also result in a larger spread between the bid and asked prices for FastFunds common stock.

Chex Services operates at gaming establishments under written contracts whose material terms may not be enforceable.

Generally, Chex Services operates at gaming establishments pursuant to written contracts. Nevertheless, because many of the gaming establishments with whom Chex Services does business are located in Native American tribal lands, some or all of the material provisions of these contracts may not be enforceable due to the unwillingness of a tribe to provide a waiver of its sovereign immunity, limited or otherwise. Alternatively, the enforcement of an enforceable contract is likely to be much more costly if the contracting party is a tribe, due to a failure to waive sovereign immunity.

Chex Services faces intense competition for its products and services.

Chex Services competes with a number of companies in its market niche. Companies such as Game Financial Corporation, a subsidiary of Certegy, Inc., operating as GameCash, Global Cash Access, Inc., Cash Systems, Inc. and Americash offer full-service-booth check-cashing operations. In addition, Chex Services competes with Global Cash Access, Inc., Game Financial Corporation, Cash Access Systems, Inc., Cash & Win (through an alliance with Comerica Bank and NDC), Americash and Borrego Springs Bank for ala carte credit card cash advance systems and ATMs to the gaming and hospitality industries. Some of these companies are much larger and better financed than Chex Services. There can be no assurance that Chex Services will be able to compete successfully with these companies in its particular market niche.

As competition increases, there can be no assurance that Chex Services will be able to secure renewals of its existing contracts.

Chex Services operates its business at most locations through contracts negotiated with tribal authorities and other entities that typically last for one to five years. While Chex Services historically has had significant success in renewing these contracts for successive terms, there can be no assurance that future contract renewals will be successful and that Chex Services will be able to maintain its existing client base. In fact, we expect that Chex Services will have a more difficult time obtaining contract renewals in the future due to increasing competition. Chex Services’ failure to obtain a significant number of contract renewals could have a material adverse effect on FastFunds’ business, growth, financial condition and results of operations.

FastFunds’ future growth and success depends on the ability of Chex Services to obtain new customer contracts.

The future growth and success of FastFunds depends on the ability of Chex Services to continue expanding and developing its business through the execution of new contracts with casinos and other gaming establishments. To date, Chex Services has concentrated its efforts on Native American tribal casinos where it has significant market penetration. In order to continue its growth, Chex Services will likely be required to market its products to non-tribal casinos and other gaming establishments in larger traditional gaming markets. In this regard, Chex Services intends to market its new products (the “FastFunds” stored value card and the prepaid payroll card) to industries outside of the Native American gaming industry. Nevertheless, there can be no assurance that these efforts will be successful. The inability of Chex Services to penetrate these new markets could have a material adverse effect on FastFunds business, growth and results of operations.

Fastfunds is dependent upon its management, and that of its subsidiaries, and may not be able to retain key employees.

FastFunds’ growth and profitability materially depend on its ability to retain key executives and managers, attract capable employees, and maintain and develop the systems necessary to operate its businesses, primarily the Chex Services business. The loss of any one or more of its key executives could have a material adverse effect on FastFunds’ business, growth, financial condition and results of operations.

Chex Services’ computer systems are subject to security risks, and if the security of such computer systems are compromised, the business and financial condition of FastFunds could be materially and adversely effected.

Chex Services currently maintains a website at www.fastfunds.com to promote and enhance its services and products, and to educate customers about its services and products. On a secure section of its website, Chex Services maintains proprietary application management software for use by its customers. Like most computer systems, Chex Services’ systems are subject to the risks of computer viruses and unauthorized individuals (hackers) obtaining access to and inadvertently or purposefully damaging such systems. FastFunds believes that the security and virus-detection controls and systems currently in place significantly reduce these risks. Nevertheless, if those systems were compromised, important data about Chex Services’ customers could be lost, stolen or made publicly available. In such an event, FastFunds may be exposed to liability from customers, may lose customers and may suffer significant damage to its business reputation. Any of these events could have a material and adverse effect on FastFunds’ business and financial condition.

RISKS ASSOCIATED WITH THE EXCHANGE OFFER:

If you do not exchange your old warrants, the old warrants you retain will likely become worthless as a result of the exchange offer.

A condition to the ability of holders to exercise the old warrants is the effectiveness of a registration statement filed with the SEC and covering the exercise of such warrants. As a result of the exchange offer, we do not intend to. and cannot foresee any circumstances under which we would, file a registration statement with respect to the old warrants. Accordingly, any and all old warrants not tendered in the exchange offer will become worthless upon the consummation of the exchange.

RISKS ASSOCIATED WITH THE NEW WARRANTS:

An active trading market may not develop for the new warrants, which would likely adversely affect the trading price of the new warrants.

No trading market currently exists for the new warrants, and we do not intend to apply for listing of the new warrants on The Nasdaq SmallCap Market or any other national securities exchange or automatic quotation system. Accordingly, we cannot predict whether an active trading market for the new warrants will ever develop or be sustained. If an active market for the new warrants fails to develop or be sustained, the trading price of the new warrants would likely be adversely affected.

If you hold new warrants, you will not be entitled to any rights with respect to our common stock but you will be subject to all changes made with respect to our common stock.

If you hold new warrants, you will not be entitled to any rights with respect to our common stock, including but not limited to voting rights and rights to receive any dividends or other distributions on our common stock, but you will be subject to all changes affecting our common stock. You will only be entitled to rights on our common stock after we deliver shares of common stock to you following your proper exercise of your new warrants. For example, in the event that an amendment is proposed to our articles of incorporation or bylaws requiring stockholder approval and the record date for determining the stockholders of record entitled to vote on the amendment occurs prior to delivery of common stock issuable upon your exercise of new warrants, you will not be entitled to vote on the amendment, although you will nevertheless be subject to any changes in the powers, preferences or special rights of our common stock.

The value and trading prices, if any, for the new warrants will be directly affected by the trading prices of our common stock, which we can neither predict nor fully control.

The value, and trading prices (if any), for the new warrants will be directly affected by and closely related to the trading prices of our common stock. It is impossible to predict whether the trading price of our common stock will rise or fall, or fully control the factors which cause fluctuations in the trading price of our common stock. Trading prices of our common stock will generally be influenced by our operating results and prospects and by economic, financial and other factors. In addition, general market conditions, including the level of, and fluctuations in, the trading prices of stocks generally, and sales of substantial amounts of common stock in the market upon, or even the perception that sales of substantial amounts of common stock could occur, could affect the price of our common stock.

Our board of directors has the power and authority to issue additional shares of common stock and thereby materially and adversely affect the trading price of our common stock.

We are not restricted from issuing additional common stock during the period in which the new warrants may be exercised, and have no obligation to consider your interests as a holder of warrants for any reason prior to any issuance of additional shares of common stock. If we issue additional shares of common stock, it may materially and adversely affect the trading price of our common stock and, in turn, the price and value of the new warrants.

SELECTED CONSOLIDATED FINANCIAL DATA

The following table contains selected financial data of Equitex for the previous five years. On August 6, 2001, we completed the distribution of all of our assets to Equitex 2000, Inc. and Equitex 2000 assumed all of our liabilities. Immediately following this transaction, we completed the acquisitions of Key Financial Systems and Nova Financial Systems, which were recorded as reverse acquisitions. The selected financial data presented for the year ended December 31, 2001 are those of Key Financial Systems and Nova financial Systems presented on a consolidated basis with those of Equitex for the period from August 6, 2001 through December 31, 2001 as well as those of Chex Services for the month of December 2001. The selected financial data presented for the years ended December 31, 2000, 1999 and1998, are those of Key Financial Systems and Nova Financial Systems on a combined basis. In the fourth quarter of 2003, Key Financial Systems ceased “run-off” operations and Key Financial Systems operations for all periods presented into a one-line presentation and are included in “Income (loss) from discontinued operations.”

In light of the foregoing, the historical data presented below is not indicative of future results. You should read this information in conjunction with the audited consolidated/combined financial statements of the Company, including the notes to those statements and the “Management’s Discussion and Analysis of Financial Conditions and Results of Operations” sections of our annual reports filed with the SEC.

	2004	2003	2002	2001	2000
Revenues	$15,493,991	$18,516,041	$20,461,976	$3,144,479	$4,554,266
Income (loss) from continuing operations	(7,447,999)	(4,501,384)	(1,390,600)	(1,915,781)	575,937
Income (loss) from discontinued operations, net of income taxes	(9,984)	(75,841)	(2,928,400)	884,412	2,980,783
Net income (loss)	(7,457,983)	(4,577,225)	(4,319,000)	(1,031,369)	3,556,720
Net income (loss) applicable to common stockholders	(7,684,023)	(5,156,075)	(4,439,580)	(4,196,369)	3,556,720
Basic & diluted net income (loss) per common share
Continuing operations	(1.36)	(1.04)	(0.40)	(2.35)	0.39
Discontinued operations	*	(0.02)	(0.77)	0.42	2.01

Total assets	24,217,706	26,257,750	27,431,748	35,349,155	7,163,464
Total long-term liabilities	3,044,016	37,243	240,629	232,200	-
Convertible preferred stock	2,378,000	2,378,000	4,015,000	4,285,000	-
Cash dividends	-	-	-	2,000,000	4,225,000

* Amount is less than (0.01) per share.

THE EXCHANGE OFFER

Purpose of the Exchange Offer

The purpose of the exchange offer is to exchange old warrants for new warrants. The terms of the new warrants are similar to the terms of the old warrants, except that the new warrants will be immediately exercisable upon their issuance.

We are undertaking the exchange offer because of our disagreement with the staff of the Securities and Exchange Commission about whether our distribution of the old warrants constituted an offer of our common stock in violation of Section 5 of the Securities Act. In the context of a derivative security (such as warrants), the Securities Act states that an “offer” to purchase the underlying security does not occur upon the issuance of the derivative security if the derivative security cannot be exercised “until some future date.” In published interpretive guidance, the staff has taken the position that when derivative securities (such as warrants) are exercisable within one year of their issuance, the securities issuable upon exercise or conversion are deemed to be “offered,” within the meaning of the Securities Act, immediately upon such issuance. In other words, the Commission staff has taken the position that the term “until some future date” in the Securities Act requires the lapse of at least one full year. The “offer” of any securities under this interpretation must be registered or exempt as of the date of the deemed offer.

In correspondence and conversations with the staff, we argued that the old warrants were not, by their terms, exercisable until some future date and thus there was no immediate “offer” of the underlying common stock as that term is defined in the law. We also distinguished our dividend of the old warrants from existing interpretive factual patterns primarily on the grounds that the dividend did not involve any consideration or initial investment decision by our stockholders, whereas the fact patterns upon which existing interpretations are based involve initial investment decisions and transactions for value. Nevertheless, the Commission staff disagreed with our position and refused to declare our registration statement effective. As a result, we will be unable to obtain the effectiveness of any registration statement relative to the common stock that would be issuable under the old warrants. This renders the old warrants valueless since, by their terms, they can never be exercised without such a registration.

Because we wish to deliver meaningful warrants to our stockholders, we have determined to engage in this registered exchange offer. The registration statement of which this prospectus is a part registers not only the new warrants issued in the exchange, but also the exercise of all new warrants such that the common stock issuable thereunder will be issued in a transaction registered under the Securities Act. Therefore, we have determined that the new warrants issued in the exchange offer will be immediately exercisable. Our board of directors has recommended that holders of our old warrants participate in the exchange offer.

Securities Subject to the Exchange Offer

We are offering, upon the terms and subject to the conditions set forth in this prospectus and the accompanying letter of transmittal, to issue new warrants, denominated Class C Redeemable Warrants and Class D Redeemable Warrants, in exchange for all of our outstanding old warrants, denominated Class A Redeemable Warrants and Class B Redeemable Warrants, respectively, that are validly tendered and accepted. This exchange offer is subject to the conditions described in this prospectus and the accompanying letter of transmittal.

Deciding Whether to Participate in the Exchange Offer

Our board of directors recommends that you, as a holder of old warrants, tender all of your old warrants to receive the new warrants. We have not authorized anyone else to make any recommendation to you about the exchange offer. Nevertheless, you should make your own decision about whether to tender your old warrants. Please note, however, that we will not register the shares of common stock underlying the old warrants, and that this registration is a condition to your ability to exercise the old warrants. As a result, the old warrants are and will remain without value since they can never be exercised. This forms the basis of our board of director’s recommendation that you participate in the exchange offer and receive new warrants.

Conditions

Notwithstanding any other provisions of the exchange offer, we will not be required to accept for exchange any old warrants tendered, and we may terminate or amend this offer if the registration statement and any post-effective amendment to the registration statement covering the new warrants is not effective under the Securities Act, or if any of the following conditions to the exchange offer are not satisfied, or are reasonably determined by us not to be satisfied, and, in our reasonable judgment and regardless of the circumstances giving rise to the failure of the condition, the failure of the condition makes it inadvisable to proceed with the offer, the acceptance for exchange, or exchange and issuance of the new warrants:

(i) No action or event shall have occurred, failed to occur or been threatened, no action shall have been taken, and no statute, rule, regulation, judgment, order, stay, decree or injunction shall have been promulgated, enacted, entered, enforced or deemed applicable to the exchange offer, by or before any court or governmental, regulatory or administrative agency, authority or tribunal, which either:

▪
challenges the making of the exchange offer or the exchange of old warrants under the exchange offer or might, directly or indirectly, prohibit, prevent, restrict or delay consummation of, or might otherwise adversely affect in any material manner, the exchange offer or the exchange of old warrants under the exchange offer, or

▪
in our reasonable judgment, could materially adversely affect our business, condition (financial or otherwise), income, operations, properties, assets, liabilities or prospects or would be material to holders of old warrants in deciding whether to accept the exchange offer.

(ii) (a) Trading generally shall not have been suspended or materially limited on or by, as the case may be, either The Nasdaq National Market or The Nasdaq SmallCap Market; (b) there shall not have been any suspension or limitation of trading of any securities of Equitex on any exchange or in the over-the-counter market; (c) no general banking moratorium shall have been declared by federal or New York authorities; or (d) there shall not have occurred any outbreak or escalation of major hostilities in which the United States is involved, any declaration of war by Congress or any other substantial national or international calamity or emergency if the effect of any such outbreak, escalation, declaration, calamity or emergency has a reasonable likelihood to make it impractical or inadvisable to proceed with completion of the exchange offer.

All of the foregoing enumerated conditions are for the sole benefit of us and may be waived by us, in whole or in part, in our sole reasonable discretion. Any determination that we make concerning an event, development or circumstance described or referred to above shall be conclusive and binding.

If any of the foregoing conditions are not satisfied, we may, at any time before the expiration of the exchange offer:

▪	terminate the exchange offer and return all tendered old warrants to their holders;

▪
modify, extend or otherwise amend the exchange offer and retain all tendered old warrants until the expiration date, as may be extended; subject, however, to the withdrawal rights of holders (see below); or

▪	waive the unsatisfied conditions and accept all old warrants tendered and not previously withdrawn.

Except for the requirements of applicable United States federal and state securities laws, we know of no federal or state regulatory requirements to be complied with or approvals to be obtained by us in connection with the exchange offer which, if not complied with or obtained, would have a material adverse effect on us or the exchange offer. In the event that we make material changes to the exchange offer, we may be required to file an amendment to the registration statement.

Expiration Date; Extensions; Amendments

For purposes of the exchange offer, the term “expiration date” shall mean 5:00 p.m., Mountain Time, on November 30, 2005, subject to our right to extend such date and time for the exchange offer in our sole discretion, in which case, the expiration date shall mean the latest date and time to which the exchange offer is extended.

We reserve the right, in our sole discretion, to (1) extend the exchange offer, (2) terminate the exchange offer upon failure to satisfy any of the conditions listed above or (3) amend the exchange offer, in each case by giving prompt notice (confirmed in writing, if such notice is delivered orally) of such delay, extension, termination or amendment to the exchange agent. Any such extension, termination or amendment will be followed promptly by a public announcement thereof which, in the case of an extension, will be made no later than 11:00 a.m., Mountain time, on the next business day after the previously scheduled expiration date. We will have no other obligation to publish, advertise or otherwise communicate any such public announcement other than by making a timely release to any appropriate news agency.

If we consider an amendment to the exchange offer to be material, or if we waive a material condition of the exchange offer, we will promptly disclose the amendment or waiver in a prospectus supplement, and if required by law, we will extend the exchange offer for a period of no less than five business days, although the period may be longer as we determine in our sole discretion. Any change in the new warrants offered to holders of old warrants in the exchange offer shall be made as to all holders whose old warrants have previously been tendered pursuant to the exchange offer.

Effect of Tender

Any valid tender by a holder of old warrants that is not validly withdrawn prior to the expiration date of the exchange offer will constitute a binding agreement between that holder and us upon the terms and subject to the conditions of the exchange offer set forth in this prospectus and the accompanying letter of transmittal. A holder’s act of tendering old warrants will, by such act alone, constitute that holder’s agreement to deliver good and marketable title to the tendered old warrants, free and clear of all liens, charges, claims, encumbrances, interests and restrictions of any kind.

Our Acceptance of Old Warrants for Exchange

The new warrants will be delivered in book-entry form on the settlement date which we anticipate will be promptly following the expiration date of the exchange offer, after giving effect to any extensions.

We will be deemed to have accepted validly tendered old warrants when, and if, we have given notice thereof (promptly confirmed in writing, if delivered orally) to the exchange agent. Subject to the terms and conditions of the exchange offer, the issuance of new warrants will be recorded in book-entry form by the exchange agent on the exchange date upon receipt of such notice. The exchange agent will act as agent for tendering holders of the old warrants for the purpose of receiving book-entry transfers of old warrants in the exchange agent’s account at DTC. If any validly tendered old warrants are not accepted for any reason set forth in the terms and conditions of the exchange offer, including if old warrants are validly withdrawn, such withdrawn warrants will be returned without expense to the tendering holder or such warrants will be credited to an account maintained at DTC designated by the DTC participant who so delivered such warrants, in either case, promptly after the expiration or termination of the exchange offer.

Procedures for Exchange

To tender in the exchange offer, a holder must complete, sign, and date the letter of transmittal (or a facsimile of the letter of transmittal), have the signatures on the letter of transmittal guaranteed if required by the letter of transmittal, and mail or otherwise deliver the letter of transmittal or such facsimile, together with any other required documents, to the exchange agent prior to 5:00 p.m. Mountain time, on the expiration date. In addition, either:

▪	certificates for tendered old warrants must be received by the exchange agent along with the letter of transmittal prior to the expiration date; or

▪
a timely confirmation of a book-entry transfer of tendered old warrants into the exchange agent’s account at DTC pursuant to the procedure for book-entry transfer described below, must be received by the exchange agent prior to the expiration date.

Only a record holder of old warrants may tender such old warrants in the exchange offer. The term “record holder” with respect to the exchange offer means any person in whose name old warrants are registered on the books of Equitex. Any beneficial owner whose old warrants are registered in the name of a broker, dealer, commercial bank, trust company, or other nominee and who wishes to tender should contact such record holder promptly and instruct such record holder to tender on his, her or its behalf.

Letter of Transmittal

Subject to and effective upon the acceptance for exchange and exchange of new warrants for old warrants tendered by a letter of transmittal, by executing and delivering a letter of transmittal (or agreeing to the terms of a letter of transmittal pursuant to an agent’s message), a tendering holder of old warrants:

▪
irrevocably sells, assigns and transfers to or upon the order of Equitex all right, title and interest in and to, and all claims in respect of or arising or having arisen as a result of the holder’s status as a holder of, the old warrants tendered thereby;

▪	waives any and all rights with respect to the old warrants;

▪	releases and discharges us from any and all claims such holder may have, now or in the future, arising out of or related to the old warrants;

▪
represents and warrants that the old warrants tendered were owned as of the date of tender, free and clear of all liens, charges, claims, encumbrances, interests and restrictions of any kind, other than restrictions imposed by applicable securities laws;

▪	designates an account number of a DTC participant to which the new warrants are to be credited; and

▪
irrevocably appoints the exchange agent the true and lawful agent and attorney-in-fact of the holder with respect to any tendered old warrants, with full powers of substitution and revocation (such power of attorney being deemed to be an irrevocable power coupled with an interest) to cause the old warrants tendered to be assigned, transferred and exchanged in the exchange offer.

Proper Execution and Delivery of Letter of Transmittal

If you wish to participate in the exchange offer, the delivery of your old warrants, signature guarantees and other required documents is your responsibility. Delivery is not complete until the required items are actually received by the exchange agent. If you mail these items, we recommend that you use registered mail with the return receipt requested, properly insured, and mail the required items sufficiently in advance of the expiration date with respect to the exchange offer to allow sufficient time to ensure timely delivery.

Signatures on a letter of transmittal or a notice of withdrawal must be guaranteed by a member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc., a commercial bank or trust company having an office or correspondent in the United States or another “eligible guarantor institution” within the meaning of Rule 17Ad-15 under the Exchange Act, unless the old warrants tendered pursuant thereto are tendered: (i) by a registered holder who has not completed the box entitled “Special Issuance Instructions” or “Special Delivery Instructions” on the letter of transmittal; or (ii) for the account of an eligible guarantor institution.

Withdrawal of Tenders

Tenders of old warrants in connection with the exchange offer may be withdrawn at any time prior to the expiration date of the exchange offer, as such date may be extended. Tenders of old warrants may not be withdrawn at any time after the expiration date unless tenders of old warrants are not accepted for exchange after December 1, 2005, in which case holders of old warrants may then withdraw their tenders.

Beneficial owners desiring to withdraw old warrants previously tendered should contact the DTC participant through which such beneficial owners hold their old warrants. In order to withdraw old warrants previously tendered, a DTC participant may, prior to the expiration date of the exchange offer, withdraw its instruction previously transmitted through DTC’s automated tender offer procedures (“ATOP”) by (1) withdrawing its acceptance through ATOP, or (2) delivering to the exchange agent by mail, hand delivery or facsimile transmission, notice of withdrawal of such instruction. The notice of withdrawal must contain the name and number of the DTC participant. The method of notification is at the risk and election of the beneficial owner and must be timely received by the exchange agent. Withdrawal of a prior instruction will be effective upon receipt of the notice of withdrawal by the exchange agent. A withdrawal of an instruction must be executed by a DTC participant in the same manner as such DTC participant’s name appears on its transmission through ATOP to which such withdrawal relates. A DTC participant may withdraw a tender only if such withdrawal complies with the provisions described in this paragraph.

A written or facsimile transmission notice of withdrawal may also be received by the exchange agent at its address set forth on the back cover of this document. In this case, a withdrawal notice must:

▪	specify the name of the person who tendered the old warrants to be withdrawn;

▪
contain a description of the old warrants to be withdrawn, the certificate numbers shown on the particular certificates evidencing such old warrants (but only if certificates for such old warrants have been issued); and

▪
be signed by the holder of such old warrants in the same manner as the original signature on the letter of transmittal (including any required signature guarantees) or be accompanied by evidence satisfactory to us that the person withdrawing the tender has succeeded to the beneficial ownership of the old warrants.

Withdrawals of tenders of old warrants may not be rescinded and any old warrants withdrawn will thereafter be deemed not validly tendered for purposes of the exchange offer. Properly withdrawn old warrants, however, may be re-tendered by following the procedures described above at any time prior to the expiration date of the exchange offer.

Book-Entry Transfers

The exchange agent will make a request to establish an account with respect to the old notes at the DTC for purposes of the exchange offer within three business days after the date of this prospectus. Any financial institution that is a DTC participant may make book-entry delivery of old warrants by causing the DTC to transfer such old warrants into the exchange agent’s account at DTC in accordance with such DTC’s procedures for transfer. Nevertheless, although delivery of old warrants may be effected through book-entry transfer, the letter of transmittal or facsimile with any required signature guarantees and any other required documents must, in any case, be transmitted to and received by the exchange agent at the address set forth below under “— Exchange Agent” on or prior to the expiration date.

Transfer Taxes

We will pay all transfer taxes, if any, applicable to the transfer and exchange of old warrants to us in the exchange offer. If transfer taxes are imposed for any other reason, the amount of those transfer taxes, whether imposed on the registered holder or any other persons, will be payable by the tendering holder. Other reasons transfer taxes could be imposed include: (i) if new warrants in book-entry form are to be registered in the name of any person other than the person signing the letter of transmittal; or (ii) if tendered old warrants are registered in the name of any person other than the person signing the letter of transmittal. If satisfactory evidence of payment of or exemption from those transfer taxes is not submitted with the letter of transmittal, the amount of those transfer taxes will be billed directly to the tendering holder.

Exchange Agent

Corporate Stock Transfer, Inc. has been appointed as our exchange agent for the exchange offer. Letters of transmittal and all correspondence in connection with the exchange offer should be sent or delivered by each holder of old warrants, or a beneficial owner’s custodian bank, depositary, broker, trust company or other nominee, to the exchange agent at the address set forth on the back cover page of this prospectus. We will pay the exchange agent approximately $3,500 for its services and will reimburse it for its reasonable, out-of-pocket expenses in connection therewith.

Other Fees and Expenses

Tendering holders of old warrants will not be required to pay any expenses of soliciting tenders in the exchange offer. Nevertheless, if a tendering holder handles the transaction through its broker, dealer, commercial bank, trust company or other institution, such holder may be required to pay brokerage fees or commissions.

The principal solicitation is being made by mail, but additional solicitations may be made by telegraph, facsimile transmission, telephone or in person by the information agent, as well as by our officers and other employees.

The expenses of soliciting tenders of old warrants will be borne by us. The total expense expected to be incurred by us in connection with the exchange offer is estimated to be approximately $20,000.

Miscellaneous

All questions as to the validity, form, eligibility (including time of receipt) and acceptance for exchange of any tender of old warrants in connection with the exchange offer will be determined by us, in our sole discretion, and our determination will be final and binding. We reserve the absolute right to reject any and all tenders not in proper form or the acceptance for exchange of which may, in the opinion of our counsel, be unlawful. We also reserve the absolute right to waive any defect or irregularity in the tender of any old warrants in the exchange offer, and the interpretation by us of the terms and conditions of the exchange offer (including the instructions in the letter of transmittal) will be final and binding on all parties, provided that we will not waive any condition to the offer with respect to an individual holder of old warrants unless we waive that condition for all such holders. Neither Equitex, the exchange agent nor any other person will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification.

Tenders of old warrants involving any irregularities will not be deemed to have been made until such irregularities have been cured or waived. Old warrants received by the exchange agent in connection with the exchange offer that are not validly tendered and as to which the irregularities have not been cured or waived will be returned by the exchange agent to the DTC participant who delivered such old warrants by crediting an account maintained at DTC designated by such DTC participant promptly after the expiration date of the exchange offer or the withdrawal or termination of the exchange offer.

DESCRIPTION OF THE
CLASS C AND CLASS D WARRANTS

The terms of the Class C warrants and Class D warrants are substantially identical in all material respects to the Class A warrants and Class B warrants that they are intended to respectively replace. The exact terms are as follows.

Terms of Exercise

Each Class C warrant will give its holder the right to purchase one share of our common stock at an exercise price of $3.06, until February 7, 2010, upon compliance with and subject to the conditions set forth in the New Warrant Agreement, including the effectiveness of a registration statement under the Securities Act filed with the SEC covering the exercise of the Class C warrants and the common stock issuable upon exercise thereof. These are the exact same terms of exercise that are contained in the Class A warrants.

Each Class D warrant gives its holder the right to purchase one share of our common stock at an exercise price of $6.12, until February 7, 2010, upon compliance with and subject to the conditions set forth in the New Warrant Agreement, including the effectiveness of a registration statement under the Securities Act filed with the SEC covering the exercise of the Class D warrants and the common stock issuable upon exercise thereof. These are the exact same terms of exercise that are contained in the Class B warrants.

Adjustments to Exercise Price and Purchasable Shares

Both the exercise price per share of common stock and the number of shares purchasable upon the exercise of the Class C and Class D warrants are subject to adjustment upon the occurrence of certain events specified in the New Warrant Agreement. In sum, the exercise price of the Class C and Class D warrants will adjust in the event that:

▪	we pay any dividends on a class of our capital stock that are payable in common stock or securities convertible into common stock (i.e., a stock dividend);

▪	we subdivide our then-outstanding shares of common stock into a greater number of shares (i.e., a forward stock split); or

▪	we combine our then-outstanding shares of common stock (i.e., a reverse stock split or reclassification of capital stock).

In any such event, the exercise price of each class of Class C and Class D warrants in effect immediately prior to such event shall be adjusted immediately thereafter to a price (calculated to the nearest full cent) determined by dividing (i) the number of shares of common stock outstanding immediately prior to such event, multiplied by the then-existing exercise price for such class of Class C and Class D warrants, by (ii) the total number of shares of common stock outstanding immediately after such event (including the maximum number of shares of common stock issuable in respect of any securities convertible into common stock). The resulting quotient shall be the adjusted exercise price per share of such class of Class C and Class D warrants. No adjustment to the exercise price of any class of Class C and Class D warrants shall be made if the amount of such adjustments shall be less than one cent per share. Instead, any such adjustment that would otherwise be required to be made shall be carried forward and shall be made at the time and together with the next adjustment which, together with any adjustment or adjustments so carried forward, amounts to not less than one cent per share.

Upon each adjustment of the exercise price of a class of Class C and Class D warrants as described above, the registered holder of each Class C and Class D warrants shall thereafter (until another such adjustment) be entitled to purchase at the adjusted exercise price for such Class C and Class D warrants the number of shares of our common stock, calculated to the nearest full share, obtained by multiplying the number of shares specified in such Class C and Class D warrants (as adjusted as a result of all adjustments theretofore in effect) by the exercise price of such Class C and Class D warrants in effect prior to such adjustment, and dividing the product so obtained by the adjusted exercise price of such Class C and Class D warrants.

The adjustment provisions summarized above are the exact same provisions as were applicable to the old warrants.

Merger, Consolidation or Sale of Assets

If at any time while any Class C and Class D warrants are outstanding there should be any capital reorganization or reclassification of our capital stock (other than the issue of any shares of common stock in subdivision of outstanding shares of common stock by reclassification or otherwise; and other than a combination of outstanding shares of common stock by reclassification or otherwise), any consolidation or merger of the Company with another corporation, or any sale, conveyance, lease or other transfer by us of all or substantially all of our assets to any other corporation (collectively, a “Fundamental Corporate Event”); then the holders of Class C and Class D warrants shall, during the remainder of the period such Class C and Class D warrants are exercisable, be entitled to receive, upon payment of the exercise price, the number of shares of stock or other securities or property of the Company (or of any successor corporation), or of the corporation to which our assets have been sold, conveyed, leased or otherwise transferred, as the case may be, to which the holders of our common stock (and any other securities and property), deliverable upon the exercise of such Class C and Class D warrants, would have been entitled upon such Fundamental Corporate Event if such Class C and Class D warrants had been exercised immediately prior to such Fundamental Corporate Event. Furthermore, appropriate adjustment (as determined by our board of directors) shall be made in the application of the provisions of the Class C and Class D warrants with respect to the rights and interests thereafter of the holders of Class C and Class D warrants to the end that the provisions set forth therein shall thereafter be applicable, as near as may be reasonably practicable, in relation to any shares or other property thereafter deliverable upon the exercise of the Class C and Class D warrants as if the Class C and Class D warrants had been exercised immediately prior to such Fundamental Corporate Event and the holders of Class C and Class D warrants had carried out the terms of the exchange as provided for by such Fundamental Corporate Event.

The provisions summarized above regarding mergers, consolidations and sales of substantially all of our assets are the exact same provisions as were applicable to the old warrants.

Delivery; Certificates for New Warrants

The new warrants will be delivered in book-entry form on the settlement date which we anticipate will be promptly following the expiration date of the exchange offer, after giving effect to any extensions.

Under the terms of the New Warrant Agreement, until a holder of new warrants obtains from our warrant agent a certificate representing any of the Class C and Class D warrants, no transfers of such Class C and Class D warrants are permitted or required to be recognized by us or the warrant agent, and we and the warrant agent may treat the person in whose name a Class C and Class D warrants is recorded and registered on our books as the absolute owner thereof, notwithstanding any notice to the contrary. In order to obtain a certificate representing Class C or Class D warrants, warrantholders must return a completed and signed letter of certificate request to Corporate Stock Transfer, the Company’s warrant agent, together with processing fees in the amount of $30.

Certificates representing the Class C and Class D warrants are issued only as registered warrant certificates. Until a warrant certificate is transferred on our books, we and the warrant agent may treat the person in whose name a warrant certificate is registered as the absolute owner thereof and of the Class C and Class D warrants represented thereby for all purposes, notwithstanding any notice to the contrary.

The provisions above regarding delivery and the certification of the new warrants are substantially identical to those applicable to the old warrants.

Fractional Shares

No fractional shares of our common stock will be issued upon the exercise of the Class C and Class D warrants. As to any final fractional share which a holder of Class C and Class D warrants exercised in the same transaction would otherwise be entitled to purchase on such exercise, we shall pay a cash adjustment in lieu of any fractional share, in the manner provided in the New Warrant Agreement. The provisions in the New Warrant Agreement regarding the settlement of fractional shares is the same as those contained in the Old Warrant Agreement.

Redemption

The Class C warrants may be redeemed at our option at any time when the per-share closing bid price of the common stock exceeds $7.02 for a period of 15 consecutive trading days, on notice as set forth in the New Warrant Agreement, and at a redemption price equal to $.0001 per purchasable share under the Class C warrants (subject to a minimum redemption price of $.01 for all Class C warrants of any particular holder). The Class D warrants may be redeemed at our option at any time when the per-share closing bid price of the common stock exceeds $9.00 for a period of 15 consecutive trading days, on notice as set forth in the New Warrant Agreement, and at a redemption price equal to $.0001 per purchasable share under the Class D warrants (subject to a minimum redemption price of $.01 for all Class D warrants of any particular holder).

If notice of redemption shall have been given as provided in the New Warrant Agreement and cash sufficient for the redemption deposited by us for that purpose, the exercise rights of the Class C warrants and Class D warrants identified for redemption shall expire at the close of business on such date of redemption, unless extended by us in our sole discretion.

No Class C or Class D warrants may be redeemed by us unless the shares of common stock issuable upon exercise of such new warrants have been registered under the Securities Act or are otherwise freely tradable.

Our Obligation to Give Notice of Certain Events

Under the New Warrant Agreement, we must provide holders of the Class C and Class D warrants with 20 days written notice prior to any of the following corporate actions:

▪	our payment of any dividend upon our common stock payable in stock, or non-cash distribution to our common stockholders;

▪	our offer for subscription, on a pro rata basis to our common stockholders, for any additional shares of stock of any class or any other rights;

▪
any capital reorganization or reclassification of our capital stock, or consolidation or merger of the Company with, or sale, conveyance, lease or other transfer of all or substantially all of its assets to, another corporation; and

▪	a voluntary or involuntary dissolution, liquidation or winding up of the Company.

No Rights as Stockholder

Holders of Class C and Class D warrants are not entitled, solely as a holder thereof, to any of the rights of a common stockholder of the Company, including without limitation the right to vote, to receive dividends and other distributions, to exercise any preemptive right, or to receive any notice of, or to attend meetings of holders of our common stock or any other proceedings of the Company.

USE OF PROCEEDS

This prospectus includes our offer of:

▪	6,092,076 shares of common stock issuable upon exercise of Class C and Class D warrants

If all 6,092,076 Class C and Class D warrants are exercised, we would issue 6,092,076 shares of our common stock and receive $27,962,629. If received, we may use these funds for future acquisitions, although there is no assurance any such acquisitions will take place, and for general working capital purposes.

U.S. FEDERAL INCOME TAX CONSIDERATIONS

General

The following discussion describes the material U.S. federal income tax consequences of the purchase, ownership and disposition of the old warrants in the exchange offer, but does not provide a complete analysis of all potential tax considerations.

This summary is based on the Internal Revenue Code of 1986, as amended, which we refer to as the “Code,” administrative pronouncements, judicial decisions and final, temporary and proposed Treasury regulations. Changes to any of those authorities after the date of this prospectus may affect the tax consequences described herein, possibly with retroactive effect.

To ensure compliance with Internal Revenue Service Circular 230, persons considering participating in the exchange offer by tendering their warrants are hereby notified that the limited tax advice set forth in this prospectus is not intended or written to be used, and cannot be used by any taxpayer, for the purpose of avoiding penalties that may be imposed on the taxpayer. Such tax advice is written to satisfy the requirements of federal securities regulations, and is intended only as a general guide to the intended tax consequences of participating in the exchange offer. Investors considering the tender of their old warrants are urged to consult their own independent tax advisors for advice concerning the application of U.S. federal tax laws to their particular situations, as well as any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

The discussion does not address all of the tax consequences that may be relevant to a particular holder or to holders subject to special treatment under U.S. federal income tax laws (including but not limited to insurance companies, regulated investment companies, real estate investment trusts, foreign and domestic tax-exempt organizations and private foundations, financial institutions, brokers, dealers in securities or currencies, traders that elect to “mark to market” their securities, U.S. holders, as defined below, “controlled foreign corporations,”“passive foreign investment companies,” and “foreign personal holding companies”). This discussion is limited to holders that hold their warrants as capital assets. No IRS ruling or opinion of counsel has been or will be sought regarding any matter discussed herein. No assurance can be given that the IRS would not assert, or that a court would not sustain, a position contrary to any of the tax aspects set forth below.

For purposes of this discussion, a U.S. person means any one of the following:

▪	a citizen or resident of the United States,

▪	a corporation, partnership, or other entity created or organized in the United States or under the laws of the United States or of any political subdivision of the United States,

▪	an estate, the income of which is includible in gross income for U.S. federal income tax purposes regardless of its source, or

▪
a trust that (i) is subject to the primary supervision of the U.S. courts and one or more U.S. persons have the authority to control all substantial decisions of the trust or (ii) has properly elected to continue to be treated as a U.S. person under applicable Treasury Regulations.

If a partnership (including any entity treated as a partnership or other pass-through entity for U.S. federal income tax purposes) is a holder of warrants, the U.S. federal income tax treatment of a partner in such a partnership will generally depend on the status of the partnership and the activities of the partnership. Partners and partnerships are particularly urged to consult their own tax advisers as to the particular federal income tax consequences applicable to them.

As used herein, the term “U.S. holder” means a holder that is a U.S. person, and the term “non-U.S. holder” means a holder that is not a U.S. person.

Effect of Exchange of Old Warrants for New Warrants

The exchange of the old warrants for new warrants pursuant to the exchange offer will not be a taxable event for U.S. federal income tax purposes. Consequently, holders of the warrants will not recognize any taxable gain or loss for U.S. federal income tax purposes as a result of such exchange. The holding period for the new warrants received in the exchange will include the holding period for the old warrants surrendered in exchange therefor, and the tax basis of the new warrants will equal the tax basis of the old warrants immediately before the exchange. There will be no U.S. federal income tax consequences of the exchange offer to a holder that does not tender old warrants pursuant to the exchange offer.

PLAN OF DISTRIBUTION

This prospectus includes 6,092,076 shares of common stock issuable upon exercise of the Class C and Class D warrants.

On February 8, 2005, we began a dividend distribution of an aggregate of 3,046,038 Class A warrants and 3,046,038 Class B warrants to purchase an equivalent number of shares of our common stock. This dividend distribution was made to our stockholders of record on February 7, 2005. Pursuant to the registration statement of which this prospectus is a part, we are offering to exchange all of the previously issued Class A and Class B warrants for newly issued Class C and Class D warrants, respectively. The Class C warrants issuable in exchange for Class A warrants are exercisable at a price of $3.06 per share until February 7, 2010 and are redeemable at the price of $0.0001 per purchasable share (subject to a minimum redemption price for all of any holder’s warrants of $0.01) if the market price of our common stock closes above $7.02 for 15 consecutive trading days at any time prior to their expiration. The Class D warrants issuable in exchange for Class B warrants are exercisable at $6.12 per share until February 7, 2010 and are redeemable at the price of $0.0001 per purchasable share (subject to a minimum redemption price for all of any holder’s warrants of $0.01) if the market price of our common stock closes above $9.00 for 15 consecutive trading days at any time prior to their expiration.

In connection with the exchange offer, we have entered into a new Warrant Agreement (the “New Warrant Agreement”) with Corporate Stock Transfer, Inc., our transfer agent and registrar for the Class C and Class D warrants, governing the terms and conditions under which such new warrants may be exercised. Under the New Warrant Agreement, neither the Class C nor Class D warrants can be exercised until a registration statement covering their exercise has been declared effective. In this regard, the registration statement of which this prospectus is a part also registers the exercise of the new warrants to be issued in the exchange offer, such that all shares of common stock issuable under the new warrants will be issued in transactions registered under the Securities Act.

LEGAL MATTERS

Legal matters in connection with the validity of the new warrants offered by this prospectus and common stock issuable upon exercise of the new warrants will be passed upon for us by Maslon Edelman Borman & Brand, LLP, of Minneapolis, Minnesota.

EXPERTS

The consolidated financial statements of Equitex, Inc. and subsidiaries incorporated herein by reference have been so incorporated in reliance upon the report of GHP Horwath, P.C., an independent registered public accounting firm (our “auditor”), given upon their authority as experts in auditing and accounting.

With respect to our unaudited financial statements incorporated into this prospectus by reference, our auditor has applied limited procedures in accordance with the standards of the Public Company Accounting Oversight Board (United States). However, as stated in its separate reports included in our quarterly report on Form 10-Q for the quarter ended June 30, 2005 and our quarterly report on Form 10-Q for the quarter ended March 31, 2005, and incorporated by reference into this prospectus, our auditor did not audit and they do not express an opinion on that interim financial information. Because of the limited nature of the review procedures applied, the degree of reliance on their reports on our interim financial information should be restricted. Our auditor is not subject to the liability provisions of Section 11 of the Securities Act of 1933 for their reports on our unaudited interim financial information because those reports are not a “report” or a “part” of the Registration Statement of which this prospectus forms a part prepared or certified by our auditor within the meaning of Sections 7 and 11 of the Securities Act of 1933.

 EQUITEX, INC.

PROSPECTUS FOR

THE OFFER TO EXCHANGE

All our outstanding
3,046,038 Common Stock Class A Redeemable Warrants and
3,046,038 Common Stock Class B Redeemable Warrants

for

3,046,038 Common Stock Class C Redeemable Warrants and
3,046,038 Common Stock Class D Redeemable Warrants
The exchange agent for the exchange offer is:

Corporate Stock Transfer, Inc.
3200 Cherry Creek Drive South, Suite 430
Denver, Colorado 80209
Telephone: (303) 282-4800
Facsimile: (303) 282-5800

Questions, requests for assistance and requests for additional copies of this prospectus and the related letter of transmittal may be directed to the information agent at the address set forth below:

AND FOR

6,092,076 shares of common stock
issuable upon exercise of
Common Stock Class C Redeemable Warrants and
Common Stock Class D Redeemable Warrants

________________, 2005

Until ___________, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments for subscriptions.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of Directors and Officers

Section 145 of the Delaware General Corporation Law provides for, under certain circumstances, the indemnification of Equitex’s officers, directors, employees and agents against liabilities which they may incur in such capacities. A summarization of the circumstances in which such indemnifications provided for is contained herein, but that description is qualified in its entirety by reference to the relevant Section of the Delaware General Corporation Law.

In general, the statute provides that any director, officer, employee or agent of a corporation may be indemnified against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement, actually and reasonably incurred in a proceeding (including any civil, criminal, administrative or investigative proceeding) to which the individual was a party by reason of such status. Such indemnity may be provided if the indemnified person’s actions resulting in the liabilities: (i) were taken in good faith; (ii) were reasonably believed to have been in or not opposed to Equitex’s best interest; and (iii) with respect to any criminal action, such person had no reasonable cause to believe the actions were unlawful. Unless ordered by a court, indemnification generally may be awarded only after a determination of independent members of the Board of Directors or a committee thereof, by independent legal counsel or by vote of the stockholders that the applicable standard of conduct was met by the individual to be indemnified.

The statutory provisions further provide that to the extent a director, officer, employee or agent is wholly successful on the merits or otherwise in defense of any proceeding to which he was a party, he is entitled to receive indemnification against expenses, including attorneys’ fees, actually and reasonably incurred in connection with the proceeding.

Indemnification in connection with a proceeding by or in the right of Equitex in which the director, officer, employee or agent is successful is permitted only with respect to expenses, including attorneys’ fees actually and reasonably incurred in connection with the defense. In such actions, the person to be indemnified must have acted in good faith, in a manner believed to have been in Equitex’s best interest and must not have been adjudged liable to Equitex unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability, in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expense which the Court of Chancery or such other court shall deem proper. Indemnification is otherwise prohibited in connection with a proceeding brought on behalf of Equitex in which a director is adjudged liable to Equitex, or in connection with any proceeding charging improper personal benefit to the director in which the director is adjudged liable for receipt of an improper personal benefit.

Delaware law authorizes Equitex to reimburse or pay reasonable expenses incurred by a director, officer, employee or agent in connection with a proceeding in advance of a final disposition of the matter. Such advances of expenses are permitted if the person furnishes to Equitex a written agreement to repay such advances if it is determined that he is not entitled to be indemnified by Equitex.

The statutory section cited above further specifies that any provisions for indemnification of or advances for expenses does not exclude other rights under Equitex’s Certificate of Incorporation, Bylaws, resolutions of its stockholders or disinterested directors, or otherwise. These indemnification provisions continue for a person who has ceased to be a director, officer, employee or agent of the corporation and inure to the benefit of the heirs, executors and administrators of such persons.

The statutory provision cited above also grants the power to Equitex to purchase and maintain insurance policies which protect any director, officer, employee or agent against any liability asserted against or incurred by him in such capacity arising out of his status as such. Such policies may provide for indemnification whether or not the corporation would otherwise have the power to provide for it. No such policies providing protection against liabilities imposed under the securities laws have been obtained by Equitex.

Article VII Section 9 of Equitex’s corporate bylaws provides that Equitex shall indemnify its directors, officers, employees and agents to the fullest extent permitted by the Delaware General Corporation Law. In addition, Equitex has entered into agreements with its directors indemnifying them to the fullest extent permitted by the Delaware General Corporation Law.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling Equitex pursuant to the foregoing provisions, Equitex has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

Item 21. Exhibits

The following exhibits are filed as part of this registration statement:

3.1	Certificate of incorporation (incorporated by reference from the registrant’s registration statement on Form S-18, No. 2-82104-D effective April 11, 1983)
3.2	Bylaws (incorporated by reference from the registrant’s registration statement on Form S-18, No. 2-82104-D effective April 11, 1983)
3.3	Certificate of Designations for Series K Convertible Preferred Stock (incorporated by reference from the registrant’s Current Report on Form 8-K filed on July 28, 2005)
4.1	Warrant Agreement by and between Equitex, Inc. and Corporate Stock Transfer, as warrant agent, dated August 2005 (to be filed by amendment)
4.2	Form of certificate for Class C warrant (to be filed by amendment)
4.3	Form of certificate for Class D warrant (to be filed by amendment)
5.1	Opinion of Maslon Edelman Borman & Brand, LLP (filed herewith)
10.1
1993 Stock Option Plan for Non-Employee Directors (incorporated by reference from the like numbered exhibits filed with the registrant’s Annual Report on Form 10-K for the year ended December 31, 1993)

10.2	1999 Stock Option Plan (incorporated by reference from the like numbered exhibits filed with the registrant’s Annual Report on Form 10-KSB for the year ended December 31, 1998)
10.3	2003 Stock Option Plan (incorporated by reference from the like numbered exhibits filed with the registrant’s Annual Report on Form 10-K for the year ended December 31, 2003)
10.4
Distribution Agreement, between Equitex, Inc. and Equitex 2000, Inc. dated August 6, 2001 (incorporated by reference from Exhibit 4.5 of the registrant’s Current Report on Form 8-K filed on August 21, 2001)

10.5
Agreement and Plan of Reorganization among Equitex, Inc., Key Financial Systems, Inc. and Key Merger Corporation dated June 27, 2000 (incorporated by reference from Exhibit 2.2 of the registrant’s Current Report on Form 8-K filed on August 21, 2001)

10.6
Agreement and Plan of Reorganization among Equitex, Inc., Nova Financial Systems, Inc. and Nova Acquisition Corporation dated June 27, 2000 (incorporated by reference from Exhibit 2.3 of the registrant’s Current Report on Form 8-K filed on August 21, 2001)

10.7
Stock Purchase Agreement by and between Equitex, Inc. and the Selling Stockholders of Chex Services, Inc. (incorporated by reference from Exhibit 2.1 of the registrant’s Current Report on Form 8-K filed on January 7, 2002)

10.8
Amendment No. 1 to the Stock Purchase Agreement by and between Equitex, Inc. and the Selling Stockholders of Chex Services, Inc. (incorporated by reference from Exhibit 2.2 of the registrant’s Current Report on Form 8-K filed on January 7, 2002)

10.9
Purchase Agreement by and among Equitex, Inc., Pandora Select Partners, L.P. and Whitebox Hedged High Partners, L.P. (incorporated by reference from the like numbered exhibits filed with the registrant’s Annual Report on Form 10-K for the year ended December 31, 2003)

10.10
Convertible Secured Promissory Note payable by Equitex, Inc. to Pandora Select Partners, L.P. (incorporated by reference from the like numbered exhibits filed with the registrant’s Annual Report on Form 10-K for the year ended December 31, 2003)

10.11
Convertible Secured Promissory Note payable by Equitex, Inc. to Whitebox Hedged High Partners, L.P. (incorporated by reference from the like numbered exhibits filed with the registrant’s Annual Report on Form 10-K for the year ended December 31, 2003)

10.12
Secured Promissory Note payable by Chex Services, Inc. to Equitex, Inc. (incorporated by reference from the like numbered exhibits filed with the registrant’s Annual Report on Form 10-K for the year ended December 31, 2003)

10.13
Security Agreement by and between Equitex, Inc., Pandora Select Partners, L.P. and Whitebox Hedged High Partners, L.P. (incorporated by reference from the like numbered exhibits filed with the registrant’s Annual Report on Form 10-K for the year ended December 31, 2003)

10.14
Agreement in Principle between Equitex, Inc. and Hydrogen Power, Inc. dated July 6, 2005 (incorporated by reference from Exhibit 10.1 of the registrant’s Quarterly Report on Form 10-Q, for the quarter ended
June 30, 2005)

13.1	Annual report on Form 10-K for the year ended December 31, 2004 (as filed on April 15, 2005)
13.2	Quarterly report on Form 10-Q for the quarter ended June 30, 2005 (as filed on August 22, 2005)
15.1	Acknowledgement of Independent Registered Public Accounting Firm, GHP Horwath, P.C. (filed herewith)
21	Subsidiaries of Equitex, Inc. (filed herewith)
23.1	Consent of Independent Registered Public Accounting Firm, GHP Horwath, P.C. (filed herewith)
23.2	Consent of Maslon Edelman Borman & Brand, LLP (included within Exhibit 5.1)
24.1	Power of Attorney (included on signature page)

Item 22. Undertakings

(a) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(b) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement: (i) to include any prospectus required by Section 10(a)(3) of the Securities Act; (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering; and

(4) That, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) The undersigned registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report, to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by Article 3 of Regulation S-X is not set forth in the prospectus, to deliver or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

(d) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference into the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Palm Beach Gardens, State of Florida, on August 30, 2005.

Equitex, Inc.
(Registrant)

/s/ Henry Fong
Henry Fong
Chief Financial Officer

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints Henry Fong, as such person’s true and lawful attorney-in-fact and agent with full power of substitution and resubstitution for such person and in such person’s name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing necessary or desirable to be done in and about the premises, as fully to all intents and purposes as such person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Exchange Act of 1933, as amended, this registration statement has been signed below by the following persons in the capacities and on the date indicated.

Name	Title	Date

/s/ Henry Fong	Principal financial and accounting officer and Director	August 30, 2005
Henry Fong

/s/ Russell L. Casement	Director	August 30, 2005
Russell L. Casement

/s/ Aaron A. Grunfeld	Director	August 30, 2005
Aaron A. Grunfeld

/s/ Michael S. Casazza	Director	August 30, 2005
Michael S. Casazza